Exhibit 10.1


                        AGREEMENT AND PLAN OF MERGER

                                BY AND AMONG

                       AMERICAN GENERAL CORPORATION,

                         AGC LIFE INSURANCE COMPANY

                                    AND

                     INDEPENDENT INSURANCE GROUP, INC.

                        DATED AS OF OCTOBER 19, 1995




                             TABLE OF CONTENTS

                                                                  Page

     ARTICLE I     THE MERGER  . . . . . . . . . . . . . . . . . .   1

         Section 1.1    The Merger . . . . . . . . . . . . . . . .   1
         Section 1.2    Closing  . . . . . . . . . . . . . . . . .   1
         Section 1.3    Effective Time of the Merger . . . . . . .   2
         Section 1.4    Directors and Officers of the Surviving
                        Corporation  . . . . . . . . . . . . . . .   2

     ARTICLE II    SHAREHOLDER APPROVAL  . . . . . . . . . . . . .   2

         Section 2.1    Shareholder Meeting  . . . . . . . . . . .   2
         Section 2.2    Proxy Statement/Prospectus; Registration
                        Statement  . . . . . . . . . . . . . . . .   3
         Section 2.3    No False or Misleading Statements  . . . .   3

     ARTICLE III   CONVERSION AND EXCHANGE OF SECURITIES . . . . .   4

         Section 3.1    Conversion of Shares . . . . . . . . . . .   4
         Section 3.2    Allocation of Merger Consideration;
                        Election Procedures  . . . . . . . . . . .   6
         Section 3.3    Fractional Interests . . . . . . . . . . .  12
         Section 3.4    Dissenting Shares  . . . . . . . . . . . .  12
         Section 3.5    Exchange of Certificates . . . . . . . . .  13
         Section 3.6    No Liability . . . . . . . . . . . . . . .  14

     ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF
                   PURCHASER AND SUB . . . . . . . . . . . . . . .  15

         Section 4.1    Organization . . . . . . . . . . . . . . .  15
         Section 4.2    Capitalization . . . . . . . . . . . . . .  15
         Section 4.3    Sub and Purchaser Subsidiaries . . . . . .  16
         Section 4.4    Authority Relative to this Agreement . . .  17
         Section 4.5    Consents and Approvals; No Violations  . .  17
         Section 4.6    Purchaser SEC Reports  . . . . . . . . . .  18
         Section 4.7    Statutory Financial Statements.  . . . . .  19
         Section 4.8    Absence of Certain Changes . . . . . . . .  19
         Section 4.9    Litigation . . . . . . . . . . . . . . . .  19
         Section 4.10   Absence of Undisclosed Liabilities . . . .  20
         Section 4.11   No Default . . . . . . . . . . . . . . . .  20
         Section 4.12   Taxes  . . . . . . . . . . . . . . . . . .  21
         Section 4.13   Title to Property  . . . . . . . . . . . .  21
         Section 4.14   Insurance Practices; Permit and Insurance
                        Licenses . . . . . . . . . . . . . . . . .  22
         Section 4.15   Regulatory Filings . . . . . . . . . . . .  22
         Section 4.16   Investments  . . . . . . . . . . . . . . .  22
         Section 4.17   Reserves . . . . . . . . . . . . . . . . .  23

         Section 4.18   Ownership of Company Common Stock  . . . .  23
         Section 4.19   Information in Proxy Statement/Prospectus
                        and Registration Statement . . . . . . . .  23
         Section 4.20   Brokers  . . . . . . . . . . . . . . . . .  24
         Section 4.21   Environmental Matters  . . . . . . . . . .  24
         Section 4.22   Disclosure . . . . . . . . . . . . . . . .  25
         Section 4.23   Investigation by Purchaser . . . . . . . .  25

     ARTICLE V     REPRESENTATIONS AND WARRANTIES OF THE
                   COMPANY . . . . . . . . . . . . . . . . . . . .  26

         Section 5.1    Organization . . . . . . . . . . . . . . .  26
         Section 5.2    Capitalization . . . . . . . . . . . . . .  26
         Section 5.3    Company Subsidiaries . . . . . . . . . . .  27
         Section 5.4    Authority Relative to this Agreement . . .  28
         Section 5.5    Consents and Approvals; No Violations  . .  28
         Section 5.6    Company SEC Reports  . . . . . . . . . . .  29
         Section 5.7    Statutory Financial Statements.  . . . . .  30
         Section 5.8    Absence of Certain Changes . . . . . . . .  30
         Section 5.9    Litigation . . . . . . . . . . . . . . . .  30
         Section 5.10   Absence of Undisclosed Liabilities . . . .  31
         Section 5.11   No Default . . . . . . . . . . . . . . . .  31
         Section 5.12   Taxes  . . . . . . . . . . . . . . . . . .  31
         Section 5.13   Title to Property  . . . . . . . . . . . .  32
         Section 5.14   Insurance Practices; Permits and Insurance
                        Licenses . . . . . . . . . . . . . . . . .  33
         Section 5.15   Regulatory Filings . . . . . . . . . . . .  33
         Section 5.16   Investments  . . . . . . . . . . . . . . .  34
         Section 5.17   Reserves . . . . . . . . . . . . . . . . .  34
         Section 5.18   Redemption of Company Common Stock . . . .  35
         Section 5.19   Information in Proxy Statement/Prospectus
                        and Registration Statement . . . . . . . .  35
         Section 5.20   Brokers  . . . . . . . . . . . . . . . . .  35
         Section 5.21   Employee Benefit Plans; ERISA  . . . . . .  36
         Section 5.22   Labor Relations; Employees . . . . . . . .  38
         Section 5.23   Environmental Matters  . . . . . . . . . .  38
         Section 5.24   Related Party Transactions . . . . . . . .  39
         Section 5.25   Affiliates . . . . . . . . . . . . . . . .  40
         Section 5.26   Opinion of Financial Advisor . . . . . . .  40
         Section 5.27   Derivatives  . . . . . . . . . . . . . . .  40
         Section 5.28   Contracts  . . . . . . . . . . . . . . . .  40
         Section 5.29   Disclosure . . . . . . . . . . . . . . . .  42

     ARTICLE VI    CONDUCT OF BUSINESS PENDING THE MERGER  . . . .  42

         Section 6.1    Conduct of Business by the Company Pending
                        the Merger . . . . . . . . . . . . . . . .  42
         Section 6.2    Conduct of Business by Purchaser Pending
                        the Merger . . . . . . . . . . . . . . . .  44
         Section 6.3    Investment Restrictions.   . . . . . . . .  46

     ARTICLE VII   ADDITIONAL AGREEMENTS . . . . . . . . . . . . .  47

         Section 7.1    Access and Information . . . . . . . . . .  47
         Section 7.2    Acquisition Proposals  . . . . . . . . . .  48
         Section 7.3    Filings; Other Action  . . . . . . . . . .  49
         Section 7.4    Public Announcements . . . . . . . . . . .  50
         Section 7.5    Employee Benefits  . . . . . . . . . . . .  50
         Section 7.6    Stock Exchange Listing . . . . . . . . . .  51
         Section 7.7    Company Indemnification Provision  . . . .  51
         Section 7.8    Comfort Letters  . . . . . . . . . . . . .  52
         Section 7.9    Tax Matters  . . . . . . . . . . . . . . .  52
         Section 7.10   Intercompany Dividends . . . . . . . . . .  52
         Section 7.11   Certificate of Designation of Purchaser
                        Convertible Preferred Stock  . . . . . . .  52
         Section 7.12   Additional Matters . . . . . . . . . . . .  53

     ARTICLE VIII  CONDITIONS TO CONSUMMATION OF THE MERGER  . . .  53

         Section 8.1    Conditions to Each Party's Obligation to
                        Effect the Merger  . . . . . . . . . . . .  53
         Section 8.2    Conditions to Obligation of the Company to
                        Effect the Merger  . . . . . . . . . . . .  54
         Section 8.3    Conditions to Obligations of Purchaser and
                        Sub to Effect the Merger . . . . . . . . .  55

     ARTICLE IX    TERMINATION, AMENDMENT AND WAIVER . . . . . . .  56

         Section 9.1    Termination by Mutual Consent  . . . . . .  56
         Section 9.2    Termination by Either Purchaser or the
                        Company  . . . . . . . . . . . . . . . . .  56
         Section 9.3    Termination by the Company . . . . . . . .  56
         Section 9.4    Termination by Purchaser . . . . . . . . .  58
         Section 9.5    Effect of Termination and Abandonment  . .  58

     ARTICLE X     GENERAL PROVISIONS  . . . . . . . . . . . . . .  61

         Section 10.1   Survival of Representations, Warranties
                        and Agreements . . . . . . . . . . . . . .  61
         Section 10.2   Notices  . . . . . . . . . . . . . . . . .  61
         Section 10.3   Descriptive Headings . . . . . . . . . . .  62
         Section 10.4   Entire Agreement; Assignment . . . . . . .  62
         Section 10.5   Governing Law  . . . . . . . . . . . . . .  62
         Section 10.6   Expenses . . . . . . . . . . . . . . . . .  62
         Section 10.7   Amendment  . . . . . . . . . . . . . . . .  63
         Section 10.8   Waiver . . . . . . . . . . . . . . . . . .  63
         Section 10.9   Counterparts; Effectiveness  . . . . . . .  63
         Section 10.10  Severability; Validity; Parties in
                        Interest . . . . . . . . . . . . . . . . .  63
         Section 10.11  Enforcement of Agreement . . . . . . . . .  63



                        AGREEMENT AND PLAN OF MERGER

               AGREEMENT AND PLAN OF MERGER, dated as of October 19, 1995, by and among AMERICAN GENERAL CORPORATION, a Texas corporation ("Purchaser"), AGC LIFE INSURANCE COMPANY, a Missouri corporation and a wholly-owned subsidiary of Purchaser ("Sub"), and INDEPENDENT INSURANCE GROUP, INC., a Florida corporation (the "Company").

               WHEREAS, the respective Boards of Directors of Purchaser, Sub and the Company have approved the merger of the Company with and into Sub upon the terms and subject to the conditions set forth herein (the "Merger"); and

               WHEREAS, Purchaser, Sub and the Company intend that the Merger qualify as a tax-free reorganization within the meaning of
     Section 368(a) of the Internal Revenue Code of 1986, as amended
     (the "Code").

               NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                 ARTICLE I

                                 THE MERGER

               Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.2 hereof), the Company shall be merged with and into Sub in accordance with the applicable provisions of the Florida Business Corporation Act (the "FBCA") and The General and Business Corporation Law of Missouri and the separate corporate existence of the Company shall thereupon cease, and Sub shall be the surviving corporation in the Merger (the "Surviving Corporation") and all of its rights, privileges, powers, immunities, purposes and franchises shall continue unaffected by the Merger. The Merger shall have the effects set forth in the FBCA and in The General and Business Corporation Law of Missouri. Pursuant to the Merger, (a) the Articles of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended as provided by law and such Articles of Incorporation and (b) the By-laws of Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, until thereafter amended as provided by law, such By-laws and the Articles of Incorporation of the Surviving Corporation.

               Section 1.2 Closing. The Company shall as promptly as practicable notify Purchaser, and Purchaser and Sub shall as promptly as practicable notify the Company, when the conditions to such party's or parties' obligation to effect the Merger contained in Article VIII have been satisfied. The closing of the Merger (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York, at 10:00 a.m., New York City time, on the sixth business day after the later of these notices has been given (the "Closing Date"), unless another date or place is agreed to in writing by the parties hereto; provided, however, that the parties hereto agree to use all reasonable efforts to consummate the Closing on January 2, 1996, or as soon as practicable thereafter.

               Section 1.3 Effective Time of the Merger. The Merger shall become effective when an appropriate Articles of Merger is executed and filed with the Secretary of State of the State of Florida as provided by the FBCA and the Secretary of State of the State of Missouri as provided in The General and Business Corporation Law of Missouri, or at such later time as the parties hereto shall have designated in such filings as the Effective Time of the Merger (the "Effective Time"), which filings shall be made as soon as practicable after the closing of the transactions contemplated by this Agreement in accordance with Section 1.2 hereof.

               Section 1.4 Directors and Officers of the Surviving Corporation. The directors and officers of Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation at the Effective Time. The directors and officers of the Surviving Corporation shall hold office until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation.

                                 ARTICLE II

                            SHAREHOLDER APPROVAL

               Section 2.1 Shareholder Meeting. In order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting of its shareholders (the "Company Special Meeting"), as soon as practicable after the Registration Statement (as hereinafter defined) is declared effective, for the purpose of voting upon the adoption of this Agreement. The Company shall include in the Proxy Statement/Prospectus (as hereinafter defined) the recommendation of the Board of Directors of the Company that shareholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement, unless the inclusion of such recommendation would, in the written opinion of outside legal counsel to the Company, result in a breach of the Board of Directors' fiduciary duties under applicable law.

               Section 2.2 Proxy Statement/Prospectus; Registration Statement. In connection with the solicitation of approval of the principal terms of this Agreement and the Merger by the Company's shareholders, the Company and Purchaser shall as promptly as practicable prepare and file with the Securities and Exchange Commission ("SEC") a preliminary proxy statement relating to the Merger and this Agreement and use all reasonable efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement/Prospectus (as hereinafter defined). The Company, after consultation with Purchaser, shall respond as promptly as practicable to any comments made by the SEC with respect to the preliminary proxy statement and shall cause a definitive proxy statement to be mailed to its shareholders at the earliest practicable date.
     Such definitive proxy statement shall also constitute a prospectus of Purchaser with respect to the Purchaser Stock (as hereinafter defined) to be issued in the Merger (such proxy statement and prospectus are referred to herein as the "Proxy Statement/Prospectus"), which prospectus is to be filed with the SEC as part of a registration statement on Form S-4 (the "Registration Statement") for the purpose of registering such shares of Purchaser Stock under the Securities Act of 1933, as amended (the "Securities Act"). Purchaser shall prepare and as promptly as practicable file with the SEC the Registration Statement. Purchaser, after consultation with the Company, shall respond as promptly as practicable to any comments made by the SEC with respect to the Registration Statement, and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC. Purchaser shall also take any action required to be taken under applicable state securities laws in connection with the issuance of Purchaser Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested by Purchaser in connection with such action.

               Section 2.3 No False or Misleading Statements. The information provided and to be provided by each of Purchaser and the Company specifically for use in the Registration Statement and the Proxy Statement/Prospectus shall not, with respect to the information supplied by such party, in the case of the Registration Statement, on the date the Registration Statement becomes effective and, in the case of the Proxy Statement/Prospectus, on the date upon which the Proxy Statement/Prospectus is mailed to the shareholders of the Company or on the date upon which approval of the Merger by the shareholders of the Company is obtained, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Purchaser and the Company agrees to correct as promptly as practicable any such information provided by it that shall have become false or misleading in any material respect and to take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus so as to correct the same and to cause the Proxy Statement/Prospectus as so corrected to be disseminated to the Company's shareholders to the extent required by applicable law. The Registration Statement and the Proxy Statement/Prospectus shall comply as to form in all material respects with the provisions of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and other applicable law.

                                ARTICLE III

                   CONVERSION AND EXCHANGE OF SECURITIES

               Section 3.1 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or any holder of any of the following securities:

                    (a) All shares of Voting Common Stock of the Company, par value One Dollar per share (the "Company Voting Stock"), and all shares of Non-Voting Common Stock of the Company, par value One Dollar per share (the "Company Non-Voting Stock"; the Company Voting Stock and the Company Non-Voting Stock, collectively, the "Company Common Stock"), that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Purchaser, Sub or any other direct or indirect subsidiary of Purchaser (other than 3,000 shares of Company Common Stock held in a separate account of a subsidiary of Purchaser) shall be cancelled and retired and shall cease to exist and no payment or other consideration shall be made in respect thereof.

                    (b) Each share of Common Stock of Sub, par value $100.00 per share, issued and outstanding immediately prior to the Effective Time, shall remain outstanding and shall be unchanged after the Merger and shall thereafter constitute all of the issued and outstanding capital stock of the Surviving
     Corporation.

                    (c)  Except as otherwise provided herein and
     subject to the limitations set forth in Section 3.2, each remaining share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as hereinafter defined)), shall be converted into, exchanged for and represent the right to receive any of the following:

                         (i) a fraction of a duly authorized, validly issued, fully paid and nonassessable share of common stock of Purchaser (together with the attached Series A Junior Participating Preferred Stock Purchase Rights, the "Purchaser Common Stock"), par value $0.50 per share (the "Common Stock Consideration"), calculated by dividing (x) $27.50 by (y) the Average Closing Price, rounded to four decimal places (such fraction being referred to herein as the "Exchange Ratio"). As used herein, the "Average Closing Price" shall mean the average of the closing prices (or, if the Purchaser Common Stock should not trade on any Trading Day (as hereinafter defined), the average of the high bid and low asked prices therefor on such day), regular way, per share of Purchaser Common Stock as reported on the New York Stock Exchange Composite Tape during the ten consecutive Trading Days ending on (and including) the fifth Trading Day prior to the Effective Time,

                         (ii) a fraction of a duly authorized, validly issued, fully paid and nonassessable share of 7% Convertible Preferred Stock of Purchaser (the "Purchaser Convertible Preferred Stock"; the Purchaser Common Stock and the Purchaser Convertible Preferred Stock, collectively, "Purchaser Stock"), par value $1.50 per share (the "Convertible Preferred Stock Consideration"; the Common Stock Consideration and the Convertible Preferred Stock Consideration, collectively, "Stock Consideration"), equal to the Exchange Ratio as calculated in accordance with
          Section 3.1(c)(i) above, which Purchaser Convertible Preferred Stock shall have such terms and provisions as set forth in the Statement of Resolution Establishing a Series of Shares (the "Certificate of Designation") attached hereto as Exhibit A, with such immaterial changes as the parties hereto shall agree, or

                         (iii) $27.50 in cash (the "Cash Price"), without any interest thereon (the "Cash Consideration"; the Common Stock Consideration, the Convertible Preferred Stock Consideration and the Cash Consideration, collectively, the "Merger Consideration"), in each case as the holder thereof shall have elected or be deemed to have elected, in accordance with and subject to the limitations set forth in Section 3.2 hereof. All shares of Company Common Stock converted or exchanged into Merger Consideration shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously evidencing any such shares of Company Common Stock shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 3.5, only the applicable Merger Consideration. The holders of such certificates previously evidencing such shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by law.

               Section 3.2  Allocation of Merger Consideration;
     Election Procedures.  (a)  Certain Definitions.  As used in this
     Agreement:

                         (i)  "Elected Convertible Preferred Stock
          Percentage" means the percentage determined by dividing (A) the number of Convertible Preferred Stock Election Shares of a record holder of Company Common Stock by (B) the total number of shares of Company Common Stock owned by such record holder;

                         (ii) "Full Distribution Shareholder" means a record holder of Company Common Stock whose Elected
          Convertible Preferred Stock Percentage is equal to or less than 50%;

                         (iii)  "Unguaranteed Distribution
          Shareholder" means a record holder of Company Common Stock whose Elected Convertible Preferred Stock Percentage is greater than 50%;

                         (iv)  "Convertible Preferred Stock Election
          Amount" means the aggregate number of shares of Company
          Common Stock in respect of which Convertible Preferred Stock Elections have been made;

                         (v)  "Convertible Preferred Stock
          Overelection Shares" means the number of Convertible Preferred Stock Election Shares of a record holder of Company Common Stock which were not converted into Convertible Preferred Stock Consideration pursuant to
          Section 3.2(f)(ii)(A);

                         (vi)  "Convertible Preferred Stock
          Overelection Percentage" means the quotient obtained by dividing (A) 50% of the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Merger less the aggregate amount of Convertible Preferred Stock Election Shares converted to Convertible Preferred Stock Consideration for all Full Distribution Shareholders pursuant to Section 3.2(f)(i) and for all Unguaranteed Distribution Shareholders pursuant to Section 3.2(f)(ii)(A) by (B) the aggregate number of Convertible Preferred Stock Overelection Shares;

                         (vii)  "Unconverted Convertible Preferred
          Stock Election Shares" means the Convertible Preferred Stock Election Shares of a record holder of Company Common Stock which were not converted into Convertible Preferred Stock Consideration pursuant to Section 3.2(f)(i) or Section 3.2(f)(ii);

                         (viii)  "Maximum Cash Consideration" means
          the Cash Price multiplied by 50% of the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger;

                         (ix) "Cash Available for Election" means the Maximum Cash Consideration less the sum of (A) the aggregate amount of cash paid in lieu of fractional interests in accordance with Section 3.3 and (B) the product of (i) the number of Dissenting Shares which are not to be treated as Non-Election Shares pursuant to Section 3.4, if any, and
          (ii) the Cash Price; provided, however, that if the Company fails to deliver prior to the Closing executed representation letters from one or more persons owning 5% or more of the outstanding shares of Company Stock as contemplated by Section 7.9 hereof, then the Cash Available for Election shall be reduced by the sum of (i) the product of (A) 50% of the aggregate number of shares of Company Stock owned by such holder or holders multiplied by (B) $27.50 and (ii) such additional amount, if any, as is necessary, so that the tax opinions referred to in Sections 8.2(b) and 8.3(b) may be rendered, but in no event shall such additional amount exceed the amount specified in clause
          (i) of this proviso;

                         (x)  "Guaranteed Cash Percentage" means the
          quotient obtained by dividing Cash Available for Election by the product of (A) the Cash Price and (B) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger;

                         (xi)  "Elected Cash Percentage" means the
          percentage determined by dividing (A) the number of Cash Election Shares (as hereinafter defined) of a record holder of Company Common Stock by (B) the total number of shares of Company Common Stock owned by such record holder;

                         (xii)  "Full Pay Shareholder" means a record
          holder of Company Common Stock whose Elected Cash Percentage is equal to or less than the Guaranteed Cash Percentage;

                         (xiii)  "Unguaranteed Pay Shareholder" means
          a record holder of Company Common Stock whose Elected Cash Percentage is greater than the Guaranteed Cash Percentage;

                         (xiv)  "Cash Election Amount" means the
          product of the aggregate number of Cash Election Shares and the Cash Price;

                         (xv)  "Cash Overelection Shares" means the
          number of Cash Election Shares of a record holder of Company Common Stock which were not converted into Cash
          Consideration pursuant to Section 3.2(g)(ii)(A);

                         (xvi)  "Cash Overelection Percentage" means
          the quotient obtained by dividing (A) the Cash Available for Election less the aggregate amount of Cash Consideration paid to all Full Pay Shareholders pursuant to Section 3.2(g)(i) and to all Unguaranteed Pay Shareholders pursuant to Section 3.2(g)(ii)(A) by (B) the product of the Cash Price and the aggregate number of Cash Overelection Shares; and

                         (xvii)  "Unconverted Cash Election Shares"
          means the Cash Election Shares of a record holder of Company Common Stock which were not converted into Cash
          Consideration pursuant to Section 3.2(g)(i) or Section
          3.2(g)(ii).

                    (b) Allocation. Notwithstanding anything in this Agreement to the contrary, the aggregate amount of Cash Consideration to be provided to holders of Company Common Stock shall not exceed the Cash Available for Election and no more than 50% of the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Merger shall be converted into Purchaser Convertible Preferred Stock.

                    (c)  Election.  Subject to allocation and
     proration in accordance with the provisions of this Section 3.2, each record holder of shares of Company Common Stock (other than Dissenting Shares, if any, which are not to be treated as Non-Election Shares pursuant to Section 3.4 and shares to be cancelled in accordance with Section 3.1(a)) issued and outstanding immediately prior to the Election Deadline (as hereinafter defined) shall be entitled to submit a request specifying the portion of such record holder's shares of Company Common Stock which such record holder desires to have converted into (i) Common Stock Consideration (a "Common Stock Election"),
     (ii) Convertible Preferred Stock Consideration (a "Convertible Preferred Stock Election"; a Common Stock Election and a Convertible Preferred Stock Election, collectively, a "Stock Election") and/or (iii) Cash Consideration (a "Cash Election"), or to indicate that such record holder has no preference as to the receipt of Common Stock Consideration, Convertible Preferred Stock Consideration or Cash Consideration for such shares (a "Non-Election"). Each record holder making a Convertible Preferred Stock Election shall also be entitled to submit a request specifying the portion of such holder's Unconverted Convertible Preferred Stock Election Shares, if any, such record holder desires to have converted into Cash Consideration and/or Common Stock Consideration and each record holder making a Cash Election shall be entitled to submit a request specifying the portion of such holder's Unconverted Cash Election Shares, if any, such record holder desires to have converted into Common Stock Consideration and/or Convertible Preferred Stock Consideration. Shares of Company Common Stock as to which a Cash Election is made, including Unconverted Convertible Preferred Stock Election Shares which a record holder has requested be converted into Cash Consideration, are referred to herein as "Cash Election Shares". Shares of Purchaser Convertible Preferred Stock as to which a Convertible Preferred Stock Election is made, including Unconverted Cash Election Shares which a record holder has requested be converted into Convertible Preferred Stock Consideration, are referred to herein as "Convertible Preferred Stock Election Shares". Shares of Company Common Stock in respect of which a Non-Election is made (including shares in respect of which such an election is deemed to have been made pursuant to this Section 3.2 and Section 3.4) (collectively, "Non-Election Shares") shall be deemed to be shares in respect of which a Common Stock Election has been made.

                    (d) Procedure for Elections. Elections pursuant to Section 3.2(c) shall be made on a form to be mutually agreed upon by Purchaser and the Company (a "Form of Election") and to be provided by the Exchange Agent (as defined in Section 3.5) for that purpose to holders of record of Company Common Stock, together with appropriate transmittal materials, at the time of mailing to holders of record of Company Common Stock of the Proxy Statement/Prospectus in connection with the Company Special Meeting referred to in Section 2.1. Elections shall be made by mailing to the Exchange Agent a duly completed Form of Election. To be effective, a Form of Election must be (i) properly completed, signed and submitted to the Exchange Agent at its designated office, by 5:00 p.m., on the business day that is two Trading Days (as hereinafter defined) prior to the Closing Date (which date shall be publicly announced by Purchaser as soon as practicable but in no event less than five Trading Days prior to the Closing Date) (the "Election Deadline") and (ii) accompanied by the certificates representing the shares of Company Common Stock as to which the election is being made (or by an appropriate guarantee of delivery of such certificates by a commercial bank or trust company in the United States or a member of a registered national security exchange or of the National Association of Securities Dealers, Inc., provided such certificates are in fact delivered to the Exchange Agent within eight Trading Days after the date of execution of such guarantee of delivery). The Company shall make, or cause the Exchange Agent to make, a Form of Election available to all persons who become holders of record of Company Common Stock between the date of mailing described in the first sentence of this Section 3.2(d) and the Election Deadline. The Company shall determine, in its sole and absolute discretion, which authority it may delegate in whole or in part to the Exchange Agent, whether Forms of Election have been properly completed, signed and submitted or revoked. The decision of the Company (or the Exchange Agent, as the case may be) in such matters shall be conclusive and binding. Neither the Company nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. A holder of shares of Company Common Stock that does not submit an effective Form of Election prior to the Election Deadline shall be deemed to have made a Non-Election. As used in this Agreement, "Trading Day" means a day on which the New York Stock Exchange is open for trading.

                    (e)  Revocation of Election; Return of
     Certificates. An election may be revoked, but only by written notice received by the Exchange Agent prior to the Election Deadline. Any certificate(s) representing shares of Company Common Stock which have been submitted to the Exchange Agent in connection with an election shall be returned without charge to the holder thereof in the event such election is revoked as aforesaid and such holder requests in writing the return of such certificate(s). Upon any such revocation, unless a duly completed Election Form is thereafter submitted in accordance with Section 3.2(d) with respect to such shares, such shares shall be deemed Non-Election Shares. In the event that this Agreement is terminated pursuant to the provisions hereof and any shares of Company Common Stock have been transmitted to the Exchange Agent pursuant to the provisions hereof, such shares shall be returned as promptly as practicable without charge to the person submitting the same.

                    (f) Proration of Convertible Preferred Stock Election Shares. In the event that the Convertible Preferred Stock Election Amount exceeds 50% of the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger, the Convertible Preferred Stock Election Shares shall be converted into the right to receive Convertible Preferred Stock Consideration and/or other Merger Consideration in the following manner:

                         (i)  the Exchange Agent shall distribute to
          each Full Distribution Shareholder, Convertible Preferred Stock Consideration for each of the Convertible Preferred Stock Election Shares of such party;

                         (ii)  the Exchange Agent shall distribute to
          each Unguaranteed Distribution Shareholder, Convertible
          Preferred Stock Consideration

                              (A)  for that number of Convertible
               Preferred Stock Election Shares equal to 50% of the number of shares of Company Common Stock owned by such record holder, and

                              (B)  for that number of Convertible
               Preferred Stock Election Shares equal to the product of the number of Convertible Preferred Stock Election Shares owned by such shareholder which were not converted into Convertible Preferred Stock Consideration pursuant to Section 3.2(f)(ii)(A) and the Convertible Preferred Stock Overelection Percentage; and

                         (iii)  all Unconverted Convertible Preferred
          Stock Election Shares will be converted into such other Merger Consideration as each record holder of such shares directs, subject to the provisions of this Section 3.2, and in the absence of such direction, such shares shall be treated as Non-Election Shares.

                    (g) Proration of Cash Election Shares. In the event that the Cash Election Amount exceeds the Cash Available for Election, the Cash Election Shares shall be converted into the right to receive Cash Consideration and/or other Merger Consideration in the following manner:

                         (i)  the Exchange Agent shall distribute to
          each Full Pay Shareholder, Cash Consideration for each of the Cash Election Shares of such party;

                         (ii)  the Exchange Agent shall distribute to
          each Unguaranteed Pay Shareholder, Cash Consideration

                              (A)  for that number of Cash Election
               Shares equal to the product of the number of shares of Company Common Stock owned by such record holder and the Guaranteed Cash Percentage, and

                              (B)  for that number of Cash Election
               Shares equal to the product of the number of Cash Election Shares which were not converted into Cash Consideration pursuant to Section 3.2(g)(ii)(A) and the Cash Overelection Percentage; and

                         (iii)  all Unconverted Cash Election Shares
          will be converted into such other Merger Consideration as each record holder of such shares directs, subject to the provisions of this Section 3.2, and in the absence of such direction, such shares shall be treated as Non-Election Shares.

                    (h)  Computations.  The Exchange Agent, in
     consultation with the Company and Purchaser, shall make all computations to give effect to this Section 3.2, which computations, in the event of a dispute between the Company and Purchaser, shall be conclusive and binding.

                    (i)  Order of Proration; No Proration.

                         (i)  In the event both proration of
          Convertible Preferred Stock Election Shares and Cash
          Election Shares is necessary, the Convertible Preferred
          Stock Election Shares shall be prorated first.

                         (ii)  In the event that the Cash Available
          for Election exceeds the Cash Election Amount, all Cash
          Election Shares shall be converted into the right to receive Cash Consideration.

                         (iii)  In the event that the Convertible
          Preferred Stock Election Amount is less than 50% of the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger, all Convertible Preferred Stock Election Shares shall be converted into the right to receive Convertible Preferred Stock Consideration (and cash in lieu of fractional interests in accordance with Section 3.3).

                         (iv)  All Common Stock Election Shares shall
          be converted into the right to receive Common Stock
          Consideration (and cash in lieu of fractional interests in accordance with Section 3.3).

               Section 3.3 Fractional Interests. No certificates or scrip representing fractional shares of Purchaser Stock shall be issued in connection with the Merger, and such fractional interests will not entitle the owner thereof to any rights of a shareholder of Purchaser. In lieu of a fractional interest in a share of Purchaser Stock, each holder of shares of Company Common Stock exchanged pursuant to Section 3.1(c) who would otherwise have been entitled to receive a fraction of a share of Purchaser Stock shall receive cash (without interest) in an amount equal to the product of such fractional interest multiplied by the Average Closing Price.

               Section 3.4 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, no share of Company Voting Stock, the holder of which shall have complied with the provisions of Section 607.1320 of the FBCA as to dissenter's rights (a "Dissenting Share"), shall be deemed converted into and to represent the right to receive Merger Consideration hereunder, and the holders of Dissenting Shares, if any, shall be entitled to payment, solely from the Surviving Corporation, of the appraised value of such Dissenting Shares to the extent permitted by and in accordance with the provisions of Section 607.1320 of the FBCA; provided, however, that (i) if any holder of Dissenting Shares shall, under the circumstances permitted by the FBCA, subsequently deliver a written withdrawal of his or her demand for appraisal of such Dissenting Shares, or (ii) if any holder fails to establish his or her entitlement to rights to payment as provided in such Section 607.1320, or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation has filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in such Section 607.1320, such holder or holders (as the case may be) shall forfeit such right to payment for such Dissenting Shares pursuant to such Section
     607.1320 and each such share shall not be considered a Dissenting Share but shall thereupon be treated as a Non-Election Share for purposes of Section 3.2. The Company shall give Purchaser (i) prompt notice of any written demands for appraisal of any Company Common Stock, attempted withdrawals of such demands, and any other instruments received by Company relating to shareholders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the FBCA. The Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to any demands for appraisals of Company Common Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands.

               Section 3.5 Exchange of Certificates. (a) As soon as practicable after the execution and delivery of this Agreement and, in any event, not less than five Trading Days prior to the mailing of the Proxy Statement/Prospectus to holders of Company Common Stock, Purchaser shall designate a bank or trust company (or such other person or persons as shall be reasonably acceptable to Purchaser and Company) to act as exchange agent (the "Exchange Agent") in effecting the exchange of certificates that, prior to the Effective Time, represented shares of Company Common Stock (the "Certificates") for Merger Consideration pursuant to Section 3.1(a) hereof (and cash in lieu of fractional interests in accordance with Section 3.3). Upon the surrender of each such Certificate representing shares of Company Common Stock, the Exchange Agent shall pay the holder of such Certificate the applicable Merger Consideration (and cash in lieu of fractional interests in accordance with Section 3.3), and such Certificate shall forthwith be cancelled. Until so surrendered and exchanged, each such Certificate that prior to the Effective Time represented shares of Company Common Stock (other than Certificates representing Dissenting Shares which are not to be treated as Non-Election Shares pursuant to Section 3.2 or shares of Company Common Stock to be cancelled in accordance with
     Section 3.1(a)) shall represent solely the right to receive Merger Consideration (and cash in lieu of fractional interests in accordance with Section 3.3). No interest shall be paid or accrue on Merger Consideration.

                    (b) As of or as promptly as practicable after the Effective Time, Purchaser shall deposit or cause to be deposited in trust with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article III, the aggregate Merger Consideration.

                    (c) The cash portion of the aggregate Merger Consideration shall be invested by the Exchange Agent, as directed by and for the benefit of the Surviving Corporation, provided that such investments shall be limited to direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc. ("S&P"), and certificates of deposit issued by a commercial bank whose long-term debt obligations are rated at least A2 by Moody's or at least A by S&P, in each case having a maturity not in excess of one year.

                    (d) As promptly as practicable following the date which is six months after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash, shares of Purchaser Stock, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws and, in the case of Dissenting Shares, subject to applicable law) receive in exchange therefor the applicable Merger Consideration (and cash in lieu of fractional interest in accordance with Section 3.3), without any interest thereon.

                    (e) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Company Common Stock. If, after the Effective Time, Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent, they shall be cancelled and (subject to applicable abandoned property, escheat and similar laws and, in the case of Dissenting Shares, subject to applicable law) exchanged for Merger Consideration (and cash in lieu of fractional interests in accordance with Section 3.3), as provided in this Article III.

                    (f) No dividends or other distributions declared or made after the Effective Time with respect to shares of Purchaser Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Purchaser Stock such holder is entitled to receive, and no cash payment in lieu of fractional interests shall be paid pursuant to Section 3.3, in each case, until the holder of such Certificate shall surrender such Certificate, in accordance with the provisions of this Agreement.

                    (g) The Exchange Agent or Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as the Exchange Agent, Purchaser or the Surviving Corporation, as the case may be, is required to deduct and withhold with respect to such payment under the Code or any provision of state, local or foreign tax law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of which such deduction and withholding was made.

               Section 3.6 No Liability. Neither Purchaser, the Company nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any Merger Consideration in respect of such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Purchaser, the posting by such person of a bond in customary form and amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration (and cash in lieu of fractional interests in accordance with Section 3.3), without any interest or other payments thereon, upon due surrender of and deliverable in respect of such Certificate pursuant to this Agreement.

                                 ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PURCHASER AND SUB

               Purchaser represents and warrants to the Company as follows:

               Section 4.1 Organization. Each of Purchaser and Sub is a corporation duly organized, validly existing and in good standing under the laws of the States of Texas and Missouri, respectively, with the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted or presently proposed to be conducted. Sub is duly licensed or authorized as an insurance company in the State of Missouri and in each other jurisdiction where it is required to be licensed or authorized. Each of Purchaser and Sub is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of Purchaser, Sub and the Purchaser Subsidiaries (as hereinafter defined), taken as a whole (a "Purchaser Material Adverse Effect").

               Section 4.2  Capitalization.  As of August 31, 1995:
     (i) the authorized capital stock of Purchaser consists of 300,000,000 shares of Purchaser Common Stock and 60,000,000 shares of Preferred Stock, par value $1.50 per share of Purchaser ("Purchaser Preferred Stock"), (ii) 204,894,131 shares of Purchaser Common Stock, and no shares of Purchaser Preferred Stock, were issued and outstanding and (iii) stock options to acquire 2,843,228 shares of Purchaser Common Stock (the "Purchaser Stock Options") were outstanding under all stock option plans of Purchaser. All of the issued and outstanding shares of capital stock of Purchaser are validly issued, fully paid and nonassessable and free of preemptive rights. All of the shares of Purchaser Stock reserved for issuance in exchange for shares of Company Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Since August 31, 1995 to the date hereof, no shares of Purchaser's capital stock have been issued, except Purchaser Common Stock issued pursuant to stock option or other employee benefit plans. Except for (i) outstanding stock options, (ii) 4,500,000 shares of 6% Convertible Monthly Income Preferred Securities, Series A, of American General Delaware, L.L.C., (iii) the Series A Junior Participating Preferred Stock Purchase Rights attached to the Purchaser Common Stock and (iv) other miscellaneous options relating to 100,000 shares of Purchaser Common Stock, as of the date of this Agreement, there are no options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Purchaser to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock.

               Section 4.3 Sub and Purchaser Subsidiaries. (a) The authorized capital stock of Sub consists of 250,000 shares of Common Stock, par value $100.00 per share. As of the date hereof, 141,041 shares of Common Stock of Sub are issued and outstanding and are owned by Purchaser.

                    (b) Each subsidiary of Purchaser, other than Sub (collectively, the "Purchaser Subsidiaries"), is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority or necessary governmental approvals would not individually or in the aggregate have a Purchaser Material Adverse Effect. Each Purchaser Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a Purchaser Material Adverse Effect. Schedule 4.3(b) attached hereto sets forth the name of each of the Purchaser Subsidiaries that is as of the date hereof a significant subsidiary as such term is defined in Rule 1-02 of Regulation S-X under the Exchange Act (collectively, the "Purchaser Significant Subsidiaries").

                    (c) Schedule 4.3(c) attached hereto sets forth the name of each of the Purchaser Significant Subsidiaries that is as of the date hereof an insurance company (collectively, the "Purchaser Insurance Subsidiaries"). Each of the Purchaser Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation and (ii) duly licensed or authorized as an insurance company in each other jurisdiction where it is required to be so licensed or authorized.

                    (d) Purchaser is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of Sub and of each of the Purchaser Significant Subsidiaries, there are no proxies with respect to any such shares, and no equity securities of Sub or of any Purchaser Significant Subsidiary are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of Sub or of any Purchaser Significant Subsidiary, and there are no contracts, commitments, understandings or arrangements by which Purchaser or any Purchaser Significant Subsidiary is or may be bound to issue, redeem, purchase or sell additional shares of capital stock of Sub or of any Purchaser Significant Subsidiary or securities convertible into or exchangeable or exercisable for any such shares. All of such shares so owned by Purchaser are validly issued, fully paid and nonassessable and are owned by it free and clear of Encumbrances (as hereinafter defined) securing obligations not reflected in the Purchaser SEC Reports.

               Section 4.4  Authority Relative to this Agreement.
     Each of Purchaser and Sub has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Purchaser and Sub and the consummation by Purchaser and Sub of the transactions contemplated hereby have been duly authorized by the Board of Directors of Purchaser and Sub and by Purchaser as the sole shareholder of Sub by written consent, and no other corporate proceedings on the part of Purchaser or Sub are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Purchaser and Sub and (assuming this Agreement constitutes a valid and binding obligation of the Company) constitutes a valid and binding agreement of each of Purchaser and Sub, enforceable against Purchaser and Sub in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

               Section 4.5 Consents and Approvals; No Violations. Except (a) for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act, the Exchange Act, state or foreign laws relating to takeovers, state securities or blue sky laws, state insurance laws and the regulations promulgated thereunder, the filing of the Articles of Merger as required by the FBCA and The General and Business Corporation Law of Missouri and the filing of the Certificate of Designation as required by Section 7.11 (collectively, the "Governmental Requirements"), or (b) where the failure to make any filing with, or to obtain any permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency, commission, division, department, public body or other authority (a "Government Entity") would not prevent or delay the consummation of the Merger, or otherwise prevent Purchaser or Sub from performing their respective obligations under this Agreement, and would not individually or in the aggregate have a Purchaser Material Adverse Effect, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution, delivery and performance of this Agreement by Purchaser and Sub and the consummation of the transactions contemplated by this Agreement. Neither the execution, delivery or performance of this Agreement by Purchaser or Sub, nor the consummation by Purchaser or Sub of the transactions contemplated hereby, nor compliance by Purchaser or Sub with any of the provisions hereof, will (i) conflict with or result in any breach of any provisions of the Articles of Incorporation or By-Laws of Purchaser and Sub or the Articles or Certificate of Incorporation, as the case may be, or By-Laws of any of the Purchaser Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration, vesting, payment, exercise, suspension or revocation) under, any of the terms, conditions or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which Purchaser, Sub or any of the Purchaser Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected, (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser, Sub, any Purchaser Subsidiary or any of their properties or assets,
     (iv) result in the creation or imposition of any Encumbrance on any asset of Purchaser, Sub or any Purchaser Subsidiary, or (v) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for Purchaser, Sub or any of the Purchaser Subsidiaries to conduct its business as currently conducted, except in the case of clauses (ii), (iii), (iv) and (v) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations which would not individually or in the aggregate have a Purchaser Material Adverse Effect.

               Section 4.6 Purchaser SEC Reports. Purchaser has delivered to the Company true and complete copies of each Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K, Proxy Statement, Schedule 13D filed with respect to Purchaser, Form S-4, and the prospectus included in any other registration statement as presently in effect and as last amended, pursuant to which Purchaser has registered equity securities for sale in underwritten offerings (including any amendments thereto), filed by Purchaser with the SEC since January 1, 1992 through the date hereof (collectively, the "Purchaser SEC Reports"). As of the respective dates such Purchaser SEC Reports were filed or, if any such Purchaser SEC Reports were amended, as of the date such amendment was filed, each of the Purchaser SEC Reports (i) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of (i) the audited consolidated financial statements of Purchaser (including any related notes and schedules) included (or incorporated by reference) in its Annual Report on Form 10-K for the fiscal year ended December 31, 1994 and (ii) the unaudited consolidated interim financial statements of Purchaser (including any related notes and schedules) included (or incorporated by reference) in its Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, fairly present, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Purchaser and the Purchaser Subsidiaries as of the dates thereof and the consolidated results of their operations and changes in their financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

               Section 4.7 Statutory Financial Statements. The Annual Statements and Quarterly Statements of the Purchaser Insurance Subsidiaries, as filed with the departments of insurance for all applicable domiciliary states for the years ended December 31, 1993 and December 31, 1994 (the "Annual Statutory Statements of Purchaser") and the quarters ended March 31, 1994, June 30, 1994, March 31, 1995 and June 30, 1995
     (collectively, the "March 31 and June 30 Statutory Statements of Purchaser"), respectively, together with all exhibits and schedules thereto (all Annual Statutory Statements of Purchaser and all March 31 and June 30 Statutory Statements of Purchaser, together with all exhibits and schedules thereto, referred to in this Section 4.7 are hereinafter referred to as the "Statutory Financial Statements of Purchaser"), have been prepared in accordance with the accounting practices prescribed or permitted by the departments of insurance for all applicable domiciliary states for purposes of financial reporting to the state's insurance regulators ("State Statutory Accounting Principles"), and such accounting practices have been applied on a basis consistent with State Statutory Accounting Principles throughout the periods involved, except as expressly set forth in the notes, exhibits or schedules thereto, and the Statutory Financial Statements of Purchaser present fairly in all material respects the financial position and the results of operations for the Purchaser Insurance Subsidiaries as of the dates and for the periods therein in accordance with State Statutory Accounting Principles. Purchaser has delivered to the Company true and complete copies of the Annual Statutory Statements of Purchaser and the March 31 and June 30 Statutory Statements of Purchaser.

               Section 4.8 Absence of Certain Changes. Since June 30, 1995, there has been no event or condition which has had (or is reasonably likely to result in) a Purchaser Material Adverse Effect, and Purchaser and the Purchaser Significant Subsidiaries have in all material respects conducted their businesses in the ordinary course consistent with past practices and have not taken any action which, if taken after the date hereof, would violate
     Section 6.2 hereof.

               Section 4.9 Litigation. Except as disclosed in the Purchaser SEC Reports, there is no suit, action, proceeding or investigation (whether at law or equity, before or by any federal, state or foreign court, tribunal, commission, board, agency or instrumentality, or before any arbitrator) pending or, to the best knowledge of Purchaser, threatened against or affecting Purchaser, Sub or any of the Purchaser Subsidiaries, the outcome of which, in the reasonable judgment of Purchaser, is likely individually or in the aggregate to have a Purchaser Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Purchaser, Sub or any of the Purchaser Subsidiaries having, or which, insofar as can reasonably be foreseen, in the future may have, a Purchaser Material Adverse Effect.

               Section 4.10 Absence of Undisclosed Liabilities. Except for liabilities or obligations which are accrued or reserved against in Purchaser's financial statements (or reflected in the notes thereto) included in the Purchaser SEC Reports or which were incurred after June 30, 1995 in the ordinary course of business and consistent with past practices or in connection with the transactions contemplated by this Agreement or liabilities incurred in connection with acquisitions made after June 30, 1995, Purchaser and the Purchaser Subsidiaries do not have any material liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated balance sheet (or reflected in the notes thereto) of Purchaser.

               Section 4.11 No Default. Neither Purchaser, Sub nor any of the Purchaser Subsidiaries is in violation or breach of, or default under (and no event has occurred which with notice or the lapse of time or both would constitute a violation or breach of, or default under) any term, condition or provision of (a) its Articles or Certificate of Incorporation, as the case may be, or By-Laws, (b) any note, bond, mortgage, deed of trust, security interest, indenture, license, agreement, plan, contract, lease, commitment or other instrument or obligation to which Purchaser, Sub or any of the Purchaser Subsidiaries is a party or by which they or any of their properties or assets may be bound or affected, (c) any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser, Sub or any of the Purchaser Subsidiaries or any of their properties or assets, or
     (d) any permit, license, governmental authorization, consent or approval necessary for Purchaser, Sub or any of the Purchaser Subsidiaries to conduct their respective businesses as currently conducted, except in the case of clauses (b), (c) and (d) above for violations, breaches or defaults which would not individually or in the aggregate have a Purchaser Material Adverse Effect.

               Section 4.12 Taxes. (a) Except as set forth in the Purchaser SEC Reports:

                         (i) Purchaser and the Purchaser Subsidiaries have (i) duly filed (or there has been filed on their behalf) with the appropriate governmental authorities all material Tax Returns (as hereinafter defined) required to be filed by them on or prior to the date hereof, and (ii) duly paid in full or made provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment of all material Taxes (as hereinafter defined) for all periods ending through the date hereof;

                         (ii)  no federal, state, local or foreign
          audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Purchaser or the Purchaser Subsidiaries wherein an adverse determination or ruling in any one such proceeding or in all such proceedings in the aggregate could have a Purchaser Material Adverse Effect;

                         (iii)   the Internal Revenue Service has
          completed examinations of the consolidated federal income Tax Returns of Purchaser for all periods through and including December 31, 1985. Except as set forth in the Purchaser SEC Reports, all issues have been settled with respect to such examinations. The Internal Revenue Service is examining as of the date hereof the consolidated federal income Tax Returns of Purchaser for the years 1986 through 1988; and

                         (iv) neither Purchaser nor the Purchaser
          Subsidiaries is a party to any material tax sharing agreement or arrangement with any entity not included in Purchaser's consolidated financial statements most recently filed by Purchaser with the SEC.

                    (b) "Taxes" shall mean all federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto. "Tax Returns" shall mean all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Returns relating to Taxes.

               Section 4.13 Title to Property. Except as set forth in the Purchaser SEC Reports, each of Purchaser and the Purchaser Subsidiaries (i) has good and valid title to all of its properties, assets and other rights that do not constitute real property, free and clear of all Encumbrances, except for such Encumbrances that do not, individually or in the aggregate, have a Purchaser Material Adverse Effect, and (ii) owns, has valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible, used by, or necessary for the conduct of, its business except where the failure to have such valid leasehold interests or such valid contractual rights do not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

               Section 4.14 Insurance Practices; Permit and Insurance Licenses. (a) The business of Purchaser and each of the Purchaser Subsidiaries is being conducted in compliance, in all material respects, with all applicable laws, including, without limitation, all insurance laws, ordinances, rules, regulations, decrees and orders of any Governmental Entity, and all material notices, reports, documents and other information required to be filed thereunder within the last three years were properly filed in all material respects and were in compliance in all material respects with such laws.

                    (b)  Purchaser, and each of the Purchaser
     Insurance Subsidiaries, has all permits and insurance licenses the use and exercise of which are necessary for the conduct of its business as now conducted, other than such permits and insurance licenses the absence of which would not, individually or in the aggregate, be reasonably expected to have a Purchaser Material Adverse Effect. The business of Purchaser and each of the Purchaser Insurance Subsidiaries has been and is being conducted in compliance, in all material respects, with all such permits and insurance licenses. To the best knowledge of Purchaser, all such permits and insurance licenses are in full force and effect, and there is no proceeding or investigation pending or threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such permit or insurance license.

               Section 4.15 Regulatory Filings. Purchaser and the Purchaser Subsidiaries have filed all reports, statements, documents, registrations, filings or submissions required to be filed by any of them with any Governmental Entity, except where the failure to file, in the aggregate, would not have a Purchaser Material Adverse Effect; and, to the best knowledge of Purchaser, all such reports, statements, documents, registrations, filings or submissions were in all material respects true, complete and accurate when filed.

               Section 4.16 Investments. (a) The Statutory Financial Statements of Purchaser set forth a list, which list is accurate and complete in all material respects, of all securities, mortgages and other investments (collectively, the "Purchaser Investments") owned by the Purchaser Insurance Subsidiaries as of December 31, 1994, together with the cost basis book or amortized value, as the case may be, as of December 31, 1994. All transactions in Purchaser Investments by each of the Purchaser Insurance Subsidiaries from January 1, 1995 to the date hereof have complied in all material respects with the investment policies of such Purchaser Insurance Subsidiary and all applicable insurance laws and regulations.

                    (b) Except as set forth in the Statutory Financial Statements of Purchaser, the Purchaser Insurance Subsidiaries have good and marketable title to the Purchaser Investments listed in the Statutory Financial Statements of Purchaser or acquired in the ordinary course of business since June 30, 1995, other than with respect to those Purchaser Investments which have been disposed of in the ordinary course of business or as contemplated by this Agreement or redeemed in accordance with their terms since such date and other than with respect to statutory deposits which are subject to certain restrictions on transfer.

                    (c) The information provided by Purchaser to the Company indicating the aggregate amount by which the Purchaser Investments have been written down from January 1, 1995 through September 30, 1995 and the aggregate amount of Purchaser Investments in default with respect to the payment of principal or interest as of September 30, 1995, is true and correct in all material respects.

               Section 4.17 Reserves. The aggregate reserves of the Purchaser Insurance Subsidiaries as recorded in the Statutory Accounting Statements of Purchaser have been determined in accordance with generally accepted actuarial principles consistently applied (except as set forth therein). The insurance reserving practices and policies of the Purchaser Insurance Subsidiaries have not changed, in any material respect, since December 31, 1994 and the results of the application of such practices and policies are reflected in the Statutory Accounting Statements of Purchaser. All reserves of the Purchaser Insurance Subsidiaries set forth in the Statutory Accounting Statements of Purchaser are, to the best knowledge of Purchaser, fairly stated in accordance with sound actuarial principles and meet the requirements of the insurance laws of the applicable insurance authority, except where the failure to so state such reserves or meet such requirements would not have a Purchaser Material Adverse Effect.

               Section 4.18 Ownership of Company Common Stock. As of the date hereof, Purchaser and the Purchaser Subsidiaries (a) are not beneficial owners (as defined in Rule 16d-1(a)(2) of the Exchange Act) of more than 3,000 shares of Company Common Stock and (b) have not purchased or otherwise acquired since January 1, 1994 more than 130,000 shares of Company Common Stock.

               Section 4.19 Information in Proxy Statement/Prospectus and Registration Statement. The Registration Statement (or any amendment thereof or supplement thereto), at the date it becomes effective and at the time of the Company Special Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Purchaser with respect to statements made therein based on information supplied by the Company in writing for inclusion in the Registration Statement. None of the information supplied by Purchaser for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the date mailed to shareholders and at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

               Section 4.20 Brokers. No person is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by Purchaser in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Purchaser.

               Section 4.21 Environmental Matters. (a) Except as disclosed in the Purchaser SEC Reports, to the knowledge of Purchaser, (i) each of Purchaser and the Purchaser Subsidiaries is and has been in compliance in all respects with and, except for ongoing compliance obligations, including current activities to remove asbestos and future activities to remove asbestos, if applicable, has no existing liabilities under, and (ii) there are no written claims or notices by any person received by Purchaser or any of the Purchaser Subsidiaries that any of Purchaser or the Purchaser Subsidiaries has not been in compliance in all respects with or has any existing liabilities under, all applicable laws, rules, regulations, common law, ordinances, decrees, orders and other binding legal requirements relating to pollution, the preservation of the environment, and the exposure to materials in the environment or the work place ("Environmental Laws") with respect to property owned by Purchaser or any of the Purchaser Subsidiaries, except for such non-compliance or liabilities that would not be reasonably likely to have a Purchaser Material Adverse Effect. Except as disclosed in the Purchaser SEC Reports, neither Purchaser nor any of the Purchaser Subsidiaries is subject to any decrees, orders, decisions of arbitrators or judgments that impose requirements under Environmental Laws, restrictions under Environmental Laws, liabilities under Environmental Laws, or penalties for violations of Environmental Laws or the aforementioned requirements or restrictions, except where such requirements, restrictions, liabilities, or penalties would not be reasonably likely to have a Purchaser Material Adverse Effect.

                    (b) Except as disclosed in the Purchaser SEC Reports, with respect to currently owned property and all property formerly owned, leased or operated by Purchaser or any of the Purchaser Subsidiaries, including foreclosure property, to the knowledge of Purchaser, there are no past or present actions, conditions or occurrences that could form the basis of any outstanding claim under Environmental Laws against, or liability under such laws of, Purchaser or any of the Purchaser Subsidiaries, except for such claims or liabilities which in the aggregate would not reasonably be expected to result in a Purchaser Material Adverse Effect.

               Section 4.22 Disclosure. No representation or warranty by Purchaser or the Purchaser Subsidiaries in this Agreement, and no statement contained in the Purchaser SEC Reports and the Statutory Financial Statements of Purchaser, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading. There is no fact known to Purchaser which could reasonably be expected to have a Purchaser Material Adverse Effect which has not been set forth in the Purchaser SEC Reports, the Statutory Financial Statements of Purchaser or in this Agreement.

               Section 4.23 Investigation by Purchaser. Purchaser has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and the Company Subsidiaries (as hereinafter defined) and acknowledges that Purchaser has been provided access to the properties, premises and records of the Company and the Company Subsidiaries for this purpose. In entering into this Agreement, Purchaser has relied solely upon its own investigation and analysis and the warranties contained herein, and Purchaser:

                    (a) acknowledges that none of the Company, the Company Subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Purchaser or their agents or representatives prior to the execution of this Agreement, and

                    (b) agrees, to the fullest extent permitted by law, that none of the Company, the Company Subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives shall have any liability or responsibility whatsoever to Purchaser on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to Purchaser prior to the execution of this Agreement, except that the foregoing limitations shall not apply to the Company to the extent the Company makes the specific representations and warranties set forth in Article V of this Agreement and in the Company Disclosure Letter, but always subject to the limitations and restrictions contained herein and therein.

                                 ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

               Except as otherwise disclosed to Purchaser in a letter delivered to it prior to the execution hereof (which letter contains appropriate references to identify the representations and warranties herein to which the information in such letter relates) (the "Company Disclosure Letter"), the Company represents and warrants to Purchaser as follows:

               Section 5.1  Organization.  The Company is a
     corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted or presently proposed to be conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole (a "Company Material Adverse Effect").

               Section 5.2  Capitalization.  As of September 1, 1995:
     (i) the authorized capital stock of the Company consisted of 7,500,000 shares of Company Voting Stock, 15,000,000 shares of Company Non-Voting Stock and 20,000,000 shares of Preferred Stock, par value $.10 per share (the "Company Preferred Stock") and (ii) 5,692,083 shares of Company Voting Stock, 7,472,417 shares of Company Non-Voting Stock and no shares of Company Preferred Stock were issued and outstanding. All of the issued and outstanding shares of Company Voting Stock and Company Non-Voting Stock are validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth above or as specified in Section 5.2 of the Company Disclosure Letter, as of the date of this Agreement there are no shares of capital stock of the Company issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating the Company to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock.

               Section 5.3 Company Subsidiaries. (a) Section 5.3(a) of the Company Disclosure Letter sets forth the name of each subsidiary of the Company (collectively, the "Company Subsidiaries") and the state or jurisdiction of its incorporation. Each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority or necessary governmental approvals would not individually or in the aggregate have a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a Company Material Adverse Effect.

                    (b) Section 5.3(b) of the Company Disclosure Letter sets forth the name of each of the Company Subsidiaries that is an insurance company (collectively, the "Company Insurance Subsidiaries"). Except as disclosed in Section 5.3(b) of the Company Disclosure Letter, each of the Company Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation and (ii) duly licensed or authorized as an insurance company in each other jurisdiction where it is required to be so licensed or authorized.

                    (c) Except as set forth in Section 5.3(c) of the Company Disclosure Letter, the Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each of the Company Subsidiaries, there are no proxies with respect to any such shares, and no equity securities of any Company Subsidiary are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which the Company or any Company Subsidiary is or may be bound to issue, redeem, purchase or sell additional shares of capital stock of any Company Subsidiary or securities convertible into or exchangeable or exercisable for any such shares. Except as set forth in Section 5.3(c) of the Company Disclosure Letter, all of such shares so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any Encumbrances, restraints on alienation, or any other restrictions with respect to the transferability or assignability thereof (other than restrictions on transfer imposed by federal or state securities laws).

                    (d) Except for the Company Subsidiaries and as set forth in the Statutory Financial Statements of the Company (as hereinafter defined) or in Section 5.3(d) of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity that directly or indirectly conducts any activity which is material to the Company.

               Section 5.4 Authority Relative to this Agreement. (a) The Company has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors, and no other corporate proceedings on the part of the Company, other than obtaining shareholder approval pursuant to Section 2.1 hereto, are necessary to authorize this Agreement or the transactions contemplated hereby. Subject to the foregoing, this Agreement has been duly and validly executed and delivered by the Company and (assuming this Agreement constitutes a valid and binding obligation of Purchaser and Sub) constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

                    (b) The Company's Board of Directors has (i) taken sufficient action, pursuant to paragraph 2(i) of the Shareholder Agreement dated as of January 29, 1990, to approve the offer of Purchaser to enter into the transactions contemplated by this Agreement with the Company and (ii) waived the Company's right, pursuant to Section 7.2 of the Company's Articles of Incorporation, to purchase, or assign the right to purchase, the shares of Company Voting Stock to be sold, assigned, transferred or otherwise disposed of by any holder thereof hereunder.

               Section 5.5 Consents and Approvals; No Violations. Except (a) for the Governmental Requirements, or (b) where the failure to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity would not prevent or delay the consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, and would not individually or in the aggregate have a Company Material Adverse Effect, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement. Except as set forth in Section 5.5 of the Company Disclosure Letter, neither the execution, delivery or performance of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (i) conflict with or result in any breach of any provisions of the Articles of Incorporation or By-Laws of the Company or the Certificate or Articles of Incorporation, as the case may be, or By-Laws of any of the Company Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under, any of the terms, conditions or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected, (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of the Company Subsidiaries or any of their properties or assets, (iv) result in the creation or imposition of any Encumbrance on any asset of the Company or any Company Subsidiary or (v) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for the Company or any of the Company Subsidiaries to conduct its business as currently conducted, except in the case of clauses (ii), (iii), (iv) and
     (v) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations which would not individually or in the aggregate have a Company Material Adverse Effect.

               Section 5.6 Company SEC Reports. The Company has delivered to Purchaser true and complete copies of each registration statement, report and proxy or information statement (including exhibits and any amendments thereto) filed by the Company with the SEC since January 1, 1992 through the date hereof (collectively, the "Company SEC Reports"). As of the respective dates the Company SEC Reports were filed or, if any such Company SEC Reports were amended, as of the date such amendment was filed, each of the Company SEC Reports (i) complied in all material respects with all applicable requirements of the Securities Act and Exchange Act, and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of (i) the audited consolidated financial statements of the Company (including any related notes and schedules) included (or incorporated by reference) in its Annual Report on Form 10-K for the fiscal year ended December 31, 1994 and (ii) the unaudited consolidated interim financial statements for the Company (including any related notes and schedules) included (or incorporated by reference) in its Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof and the consolidated results of their operations and changes in their financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

               Section 5.7 Statutory Financial Statements. The Annual Statements and Quarterly Statements of the Company Insurance Subsidiaries, as filed with the Florida Department of Insurance for the years ended December 31, 1993 and December 31, 1994 (the "Annual Statutory Statements of the Company") and the quarters ended March 31, 1994, June 30, 1994, March 31, 1995 and June 30, 1995 (collectively, the "March 31 and June 30 Statutory Statements of the Company"), respectively, together with all exhibits and schedules thereto (all Annual Statutory Statements of the Company and all March 31 and June 30 Statutory Statements of the Company, together with all exhibits and schedules thereto, referred to in this Section 5.7 are hereinafter referred to as the "Statutory Financial Statements of the Company"), have been prepared in accordance with the accounting practices prescribed or permitted by the Florida Department of Insurance for purposes of financial reporting to the state's insurance regulators ("Florida Statutory Accounting Principles"), and such accounting practices have been applied on a basis consistent with Florida Statutory Accounting Principles throughout the periods involved, except as expressly set forth in the notes, exhibits or schedules thereto, and the Statutory Financial Statements of the Company present fairly in all material respects the financial position and the results of operations for the Company Insurance Subsidiaries as of the dates and for the periods therein in accordance with Florida Statutory Accounting Principles. The Company has delivered to Purchaser true and complete copies of the Annual Statutory Statements of the Company and the March 31 and June 30 Statutory Statements of the Company.

               Section 5.8 Absence of Certain Changes. Since June 30, 1995, there has been no event or condition which has had (or is reasonably likely to result in) a Company Material Adverse Effect, and except as set forth in Section 5.8 of the Company Disclosure Letter, the Company and the Company Subsidiaries have in all material respects conducted their businesses in the ordinary course consistent with past practices and have not taken any action which, if taken after the date hereof, would violate
     Section 6.1 hereof.

               Section 5.9 Litigation. Except as disclosed in the Company SEC Reports or as set forth in Section 5.9 of the Company Disclosure Letter, there is no suit, action, proceeding or investigation (whether at law or equity, before or by any federal, state or foreign court, tribunal, commission, board, agency or instrumentality, or before any arbitrator) pending or, to the best knowledge of the Company, threatened against or affecting the Company or any of the Company Subsidiaries, the outcome of which, in the reasonable judgment of the Company, is likely individually or in the aggregate to have a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company or any of the Company Subsidiaries having, or which, insofar as can reasonably be foreseen, in the future may have, a Company Material Adverse Effect.

               Section 5.10 Absence of Undisclosed Liabilities. Except for liabilities or obligations which are accrued or reserved against in the Company's financial statements (or reflected in the notes thereto) included in the Company SEC Reports or disclosed in Section 5.10 of the Company Disclosure Letter or which were incurred after June 30, 1995 in the ordinary course of business and consistent with past practices or in connection with the transactions contemplated by this Agreement, the Company and the Company Subsidiaries do not have any material liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated balance sheet (or reflected in the notes thereto) of the Company.

               Section 5.11  No Default.  Except as set forth in
     Section 5.11 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is in violation or breach of, or default under (and no event has occurred which with notice or the lapse of time or both would constitute a violation or breach of, or a default under) any term, condition or provision of (a) its Articles or Certificate of Incorporation, as the case may be, or By-Laws, (b) any note, bond, mortgage, deed of trust, security interest, indenture, license, agreement, plan, contract, lease, commitment or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which they or any of their properties or assets may be bound or affected, (c) any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of the Company Subsidiaries or any of their properties or assets, or
     (d) any permit, license, governmental authorization, consent or approval necessary for the Company or any of the Company Subsidiaries to conduct their respective businesses as currently conducted, except in the case of clauses (b), (c) and (d) above for breaches, defaults or violations which would not individually or in the aggregate have a Company Material Adverse Effect.

               Section 5.12   Taxes.  Except as set forth in Section
     5.12 of the Company Disclosure Letter:

                         (a) the Company and the Company Subsidiaries have (i) duly filed (or there has been filed on their behalf) with the appropriate governmental authorities all material Tax Returns required to be filed by them on or prior to the date hereof, and (ii) duly paid in full or made provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment of all material Taxes for all periods ending through the date hereof;

                         (b)  no federal, state, local or foreign
          audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or the Company Subsidiaries wherein an adverse determination or ruling in any one such proceeding or in all such proceedings in the aggregate could have a Company Material Adverse Effect;

                         (c)  The federal income Tax Returns of the
          Company and the Company Subsidiaries have been examined by the Internal Revenue Service (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods through and including December 31, 1990, and no material deficiencies were asserted as a result of such examinations that have not been resolved and fully paid. Neither the Company nor any of the Company Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Returns of the Company or any of the Company Subsidiaries; and

                         (d)  neither the Company nor the Company
          Subsidiaries is a party to any material tax sharing, tax indemnity or other agreement or arrangement.

               Section 5.13 Title to Property. (a) Except as set forth in Section 5.13(a) of the Company Disclosure Letter, each of the Company and the Company Subsidiaries (i) has good and valid title to all of its properties, assets and other rights that do not constitute real property, free and clear of all Encumbrances, except for such Encumbrances that do not, individually or in the aggregate, have a Company Material Adverse Effect, and (ii) owns, has valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible, used by, or necessary for the conduct of, its business, except where the failure to have such valid leasehold interests or such valid contractual rights do not, individually or in the aggregate, have a Company Material Adverse Effect.

                    (b) Except as set forth in Section 5.13(b) of the Company Disclosure Letter, each of the Company and the Company
     Subsidiaries:

                          (i)  owns and has good and marketable title
          in fee simple to the real property owned by such party, free and clear of all mortgages, pledges, liens, charges, encumbrances, defects, security interests, claims, options and restrictions of all kind ("Encumbrances"), except for
          (A) minor imperfections of title, easements and rights of way, none of which, individually or in the aggregate, materially detracts from the value of or impairs the use of the affected property or impairs the operations of the Company or any of the Company Subsidiaries and (B) liens for current taxes not yet due and payable ("Permitted Company Liens");

                          (ii)  is in peaceful and undisturbed
          possession of the space and/or estate under each lease under which it is a tenant, and there are no material defaults by it as tenant thereunder; and

                          (iii)  has good and valid rights of ingress
          and egress to and from all the real property owned or leased by such party from and to the public street systems for all usual street, road and utility purposes.

               Section 5.14 Insurance Practices; Permits and Insurance Licenses. (a) The business of the Company and each of the Company Subsidiaries is being conducted in compliance in all material respects with all applicable laws, including, without limitation, all insurance laws, ordinances, rules, regulations, decrees and orders of any Governmental Entity, and all material notices, reports, documents and other information required to be filed thereunder within the last three years were properly filed in all material respects and were in compliance in all material respects with such laws.

                    (b)  The Company, and each of the Company
     Insurance Subsidiaries, has all permits and insurance licenses the use and exercise of which are necessary for the conduct of its business as now conducted, other than such permits and insurance licenses the absence of which would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. The business of the Company and each of the Company Insurance Subsidiaries has been and is being conducted in compliance, in all material respects, with all such permits and insurance licenses. To the best knowledge of the Company, all such permits and insurance licenses are in full force and effect, and there is no proceeding or investigation pending or threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such permit or insurance license.

               Section 5.15 Regulatory Filings. The Company has made available for inspection by Purchaser complete copies of all material registrations, filings and submissions made since January 1, 1992 by the Company or any of the Company Subsidiaries with any Governmental Entity and any reports of examinations issued since January 1, 1992 by any such Governmental Entity that relate to the Company or any of the Company Subsidiaries. The Company and the Company Subsidiaries have filed all reports, statements, documents, registrations, filings or submissions required to be filed by any of them with any Governmental Entity, except where the failure to file, in the aggregate, would not have a Company Material Adverse Effect; and, to the best knowledge of the Company, all such reports, statements, documents, registrations, filings or submissions were in all material respects true, complete and accurate when filed.

               Section 5.16 Investments. (a) The Statutory Financial Statements of the Company set forth a list, which list is accurate and complete in all material respects, of all securities, mortgages and other investments (collectively, the "Company Investments ) owned by the Company Insurance Subsidiaries as of December 31, 1994, together with the cost basis book or amortized value, as the case may be, as of December 31, 1994. Section 5.16(a) of the Company Disclosure Letter sets forth a list, which list is accurate and complete in all material respects, of all transactions in the Company Investments by each Company Insurance Subsidiary from January 1, 1995 to September 30, 1995. All transactions in Company Investments by each of the Company Insurance Subsidiaries from September 30, 1995 to the date hereof have complied in all material respects with the investment policies of such Company Insurance Subsidiary and all applicable insurance laws and regulations.

                    (b)   Except as set forth in the Statutory
     Financial Statements of the Company, the Company Insurance Subsidiaries have good and marketable title to the Company Investments listed in the Statutory Financial Statements of the Company or acquired in the ordinary course of business since June 30, 1995, other than with respect to those Company Investments which have been disposed of in the ordinary course of business or as contemplated by this Agreement or redeemed in accordance with their terms since such date and other than Permitted Company Liens or with respect to statutory deposits which are subject to certain restrictions on transfer.

                    (c) Section 5.16(c) of the Company Disclosure Letter identifies the Company Investments listed thereon which have been written down on the June 30, 1995 Statutory Statement of the Company, or to the best knowledge of the Company, are as of September 30, 1995 in default in the payment of principal or interest.

                    (d)   Except as set forth in the Statutory
     Financial Statements of the Company, there are no Encumbrances on any of the Company Investments, other than Permitted Company Liens and special deposits reflected in the Statutory Financial Statements of the Company, and none of the Company Investments consist of securities loaned to third parties.

               Section 5.17 Reserves. The aggregate reserves of the Company Insurance Subsidiaries as recorded in the Statutory Accounting Statements of the Company have been determined in accordance with generally accepted actuarial principles consistently applied (except as set forth therein). Except as disclosed in Section 5.17 of the Company Disclosure Letter, the insurance reserving practices and policies of the Company Insurance Subsidiaries have not changed, in any material respect, since December 31, 1994 and the results of the application of such practices and policies are reflected in the Statutory Accounting Statements of the Company. All reserves of the Company Insurance Subsidiaries set forth in the Statutory Accounting Statements of the Company are, to the best knowledge of the Company, fairly stated in accordance with sound actuarial principles and meet the requirements of the insurance laws of the applicable insurance authority, except where the failure to so state such reserves or meet such requirements would not have a Company Material Adverse Effect.

               Section 5.18 Redemption of Company Common Stock. Since January 1, 1995 the Company has not redeemed any shares of Company Common Stock, except for exchanges of Company Voting Stock for Company Non-Voting Stock on a share for share basis.

               Section 5.19 Information in Proxy Statement/Prospectus and Registration Statement. The Proxy Statement/Prospectus (or any amendment thereof or supplement thereto), at the date mailed to Company shareholders and at the time of the Company Special Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied by Purchaser in writing for inclusion in the Proxy Statement/Prospectus. None of the information supplied by the Company for inclusion or incorporation by reference in the Registration Statement will, at the date it becomes effective and at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

               Section 5.20  Brokers.  Except as set forth in Section
     5.20 of the Company Disclosure Letter, no person is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company.

               Section 5.21  Employee Benefit Plans; ERISA.  (a)
     Section 5.21(a) of the Company Disclosure Letter sets forth a list, which is complete and accurate in all material respects, of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, equity-based award, severance or termination pay, hospitalization or other medical, accident, disability, life or other insurance, supplemental unemployment benefits, fringe and other welfare benefit, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, that is sponsored, maintained or contributed to or required to be contributed to by the Company or the Company Subsidiaries or by any trade or business, whether or not incorporated, that together with the Company would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or considered as being members of a controlled group of corporations, under common control, or members of an affiliated service group within the meaning of Subsections 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA (each such Subsidiary, trade, business or member an "ERISA Affiliate"), in each case for the benefit of any employee or terminated employee of the Company or any of the Company Subsidiaries (the "Plans"). No ERISA Plan is a "multiemployer pension plan," as defined in Section 3(37) of ERISA, nor is any ERISA Plan a plan described in Section 4063(a) of ERISA.

                    (b) With respect to each Plan listed in Section 5.21(a) of the Company Disclosure Letter, to the extent applicable, the Company has heretofore made available or has caused to be made available to Purchaser true and complete copies of each of the following documents:

                          (i)   a copy of each written Plan;

                          (ii)  a copy of the most recent annual
          report on Form 5500 and actuarial report, if required under ERISA, and to the extent they have been prepared by the Company or its ERISA Affiliates, the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards ("SFAS") No. 87, Employer's Accounting for Pensions, SFAS No. 106, Employer's Accounting for Post-Retirement Benefits other than Pensions, or SFAS No. 112, Employer's Accounting for Post-Employment Benefits, as the case may be;

                          (iii) a copy of the most recent Summary Plan
          Description required unde ERISA with respect thereto;

                          (iv) if the Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and

                          (v)  the most recent determination letter
          received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Code.

                    (c) No material liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and to the knowledge of the Company, no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring a material liability under such Title, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC") (which premiums have been paid when due).

                    (d) With respect to each ERISA Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan, did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits. No ERISA Plan or any trust established thereunder that is subject to Section 302 of ERISA and Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each ERISA Plan ended prior to the Effective Time; and all contributions required to be made with respect thereto (whether pursuant to the terms of any ERISA Plan or otherwise) on or prior to the Effective Time have been timely made.

                    (e) Except as set forth in Section 5.21(e) of the Company Disclosure Letter, none of the Company, any ERISA Affiliate, any ERISA Plan, and, to knowledge of the Company, any trust created thereunder and any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any ERISA Affiliate, any ERISA Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any ERISA Plan or any such trust could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to sections 4971, 4972, 4975, 4976, 4977, 4979 or 4980 of the Code.

                    (f) Except as set forth in Section 5.21(f) of the Company Disclosure Letter, there is no matter pending (other than routine qualification determination filings, copies of which have been furnished to Purchaser, or will be promptly furnished to Purchaser when made) with respect to any of the Plans before the Internal Revenue Service, Department of Labor or PBGC.

                    (g) Each of the Company and its ERISA Affiliates has complied in all material respects with the notice and continuation requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

                    (h) Except as set forth in Section 5.21(h) of the Company Disclosure Letter, to the knowledge of the Company, each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

                    (i) Except as set forth in Section 5.21(i) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, director or officer of the Company or any of the Company Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer.

                    (j) Except as set forth in Section 5.21(j) of the Company Disclosure Letter, there are no pending or, to the knowledge of the Company, threatened or anticipated actions, suits or claims by or on behalf of any Plan, by any employee or beneficiary covered under any Plan, or otherwise involving any such Plan (other than routine claims for benefits).

               Section 5.22 Labor Relations; Employees. (a) Since January 1, 1991, none of the employees of the Company or the Company Subsidiaries are represented by any labor organization and, to the knowledge of the Company, no union claims to represent these employees have been made. To the knowledge of the Company, there have been no union organizing activities with respect to employees of the Company or the Company Subsidiaries within the past five years. To the knowledge of the Company, the Company and the Company Subsidiaries are not, and have not been, engaged in any unfair labor practices as defined in the National Labor Relations Act or similar applicable law, ordinance or regulation, nor is there pending any unfair labor practice charge.

                    (b) The Company and the Company Subsidiaries have not during the past two years effectuated a "plant closing" or "mass layoff" (as defined in the Worker Adjustment and Retraining Notification Act) affecting any of their sites of employment or one or more facilities or operating units within any site of employment or facility, nor is any such action scheduled within the 90-day period prior to the Effective Time.

                    (c) The Company and the Company Subsidiaries have at all times during the preceding three (3) years, treated their home service agents as employees for purposes of filings required under applicable tax laws.

               Section 5.23 Environmental Matters. (a) Except as disclosed in Section 5.23 of the Company Disclosure Letter and in any environmental report obtained by Purchaser in connection with its due diligence review of the Company, to the knowledge of the Company, (i) each of the Company and the Company Subsidiaries is and has been in compliance in all respects with and, except for ongoing compliance obligations, including current activities to remove asbestos and future activities to remove asbestos, if applicable, has no existing liabilities under, and (ii) there are no written claims or notices by any person received by the Company or any of the Company Subsidiaries that any of the Company or the Company Subsidiaries has not been in compliance in all respects with or has any existing liabilities under, all applicable Environmental Laws with respect to property owned by the Company or any of the Company Subsidiaries, except for such non-compliance or liabilities that would not be reasonably likely to have a Company Material Adverse Effect. Except as disclosed in Section 5.23 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is subject to any decrees, orders, decisions of arbitrators or judgments that impose requirements under Environmental Laws, restrictions under Environmental Laws, liabilities under Environmental Laws, or penalties for violations of Environmental Laws or the aforementioned requirements or restrictions, except where such requirements, restrictions, liabilities, or penalties would not be reasonably likely to have a Company Material Adverse Effect.

                    (b) Except as disclosed in Section 5.23 of the Company Disclosure Letter and in any environmental report obtained by Purchaser in connection with its due diligence review of the Company, with respect to currently owned property and all property formerly owned, leased or operated by the Company or any of the Company Subsidiaries, including foreclosure property, to the knowledge of the Company, there are no past or present actions, conditions or occurrences that could form the basis of any outstanding claim under Environmental Laws against, or liability under such laws of, the Company or any of the Company Subsidiaries, except for such claims or liabilities which in the aggregate would not reasonably be expected to result in a Company Material Adverse Effect.

               Section 5.24 Related Party Transactions. Except for the transactions described in Section 5.24 of the Company Disclosure Letter, all transactions involving the Company or any of the Company Subsidiaries that are required to be disclosed in the Company SEC Reports in accordance with Item 404 of Regulation S-K have been so disclosed, and to the knowledge of the Company, since December 31, 1994, neither the Company nor any of the Company Subsidiaries has entered into any transactions that would be required to be disclosed in future public filings under the Exchange Act pursuant to such Item which have not already been disclosed in the Company SEC Reports filed prior to the date hereof.

               Section 5.25 Affiliates. Section 5.25 of the Company Disclosure Letter identifies all persons who, to the knowledge of the Company, may be deemed to be affiliates of the Company under Rule 145 of the Securities Act, including, without limitation, all directors and executive officers of the Company. The Company shall use all reasonable efforts to obtain and deliver to Purchaser prior to the Closing an executed letter agreement, in such form as may be mutually agreed to by the parties, from each of the persons identified on Section 5.25 of the Company Disclosure Letter, acknowledging that such person is subject to the provisions of Rule 145(d) promulgated under the Securities Act.

               Section 5.26  Opinion of Financial Advisor.  The
     Company has received a written opinion from Alex. Brown & Sons Incorporated ("Alex. Brown"), dated as of the date hereof, to the effect that the consideration to be received by the shareholders of the Company pursuant to the Merger is fair to such shareholders from a financial point of view.

               Section 5.27 Derivatives. Section 5.27 of the Company Disclosure Letter sets forth the statement of position, as of September 30, 1995, of the Company and the Company Subsidiaries with respect to obligations under any futures or option contracts, swaps, hedges or similar instruments ("Derivatives") to which the Company or any of the Company Subsidiaries is a party. Except as disclosed in Section 5.27 of the Company Disclosure Letter, since September 30, 1995, neither the Company nor any of the Company Subsidiaries has entered into agreements relating to Derivatives.

               Section 5.28  Contracts.  (a)  Section 5.28 of the
     Company Disclosure Letter sets forth a list of contracts to which the Company or any of the Company Subsidiaries is a party or by which it is bound which:

                          (i)  require the payment by or to the
          Company or the Company Subsidiaries of amounts in excess of $500,000 per annum, other than (X) reinsurance and retrocession contracts, (Y) insurance contracts and (Z) contracts with insurance agents ("Agent Contracts"), all of which contracts referred to in clauses (X), (Y) and (Z) have been entered into in the ordinary course of business;

                          (ii)  are Agent Contracts for the top 50
          insurance agents of the Company or any of the Company
          Subsidiaries in terms of commission income earned during calendar year 1995 through September 30, 1995 (setting forth the names of such insurance agents);

                          (iii)  are reinsurance or retrocession
          contracts which require the payment of premiums by the Company or the Company Subsidiaries of amounts in excess of $500,000 per year;

                          (iv)  contain covenants limiting the freedom
          of the Company or any of the Company Subsidiaries to engage in any line of business in any geographic area or to compete with any person or entity or restricting the ability of the Company Subsidiaries to acquire equity securities of any person or entity;

                          (v) are employment or severance contracts applicable to any employee of the Company or the Company Subsidiaries, including without limitation contracts to employ executive officers and other contracts with officers or directors of the Company or any of the Company Subsidiaries, other than Agent Contracts and any such contract which by its terms is terminable by the Company or any of the Company Subsidiaries on not more than 60 days' notice without material liability; or

                          (vi)  are other contracts (except those
          referred to in clauses (X), (Y) and (Z) of subsection 5.28(a)(i) above) which were made in the ordinary course of business and either involve an obligation on the part of the Company or a Company Subsidiary of more than $500,000 per annum or could result, upon the breach thereof, in damages or losses of more than $500,000, other than consequential damages or damages resulting from liabilities sounding in tort (collectively, the "Company Contracts").

                    (b)  With respect to each of the Company
     Contracts, to the knowledge of the Company, except as disclosed in Section 5.28 of the Company Disclosure Letter:

                          (i)  such contract is (assuming due power
          and authority of, and due execution and delivery by, the other party or parties thereto) valid and binding upon each party thereto and is in full force and effect;

                          (ii)  there is no material default or claim
          of material default thereunder and no event has occurred which, with the passage of time or the giving of notice (or both), would constitute a material default thereunder, or would permit material modification, acceleration or termination thereof; and

                          (iii)  the consummation of the transactions
          contemplated by this Agreement will not give rise to a right of the other party or parties thereto to terminate such contract or impose liability under the terms thereof on the Company or any of the Company Subsidiaries; provided, that this representation shall not be deemed to give assurances regarding rights of termination based on any decrease in insurance industry ratings of the Company or the Company Subsidiaries resulting from the declaration and/or payment of the extraordinary dividend.

               Section 5.29 Disclosure. No representation or warranty by the Company or the Company Subsidiaries in this Agreement, including the Company Disclosure Letter, and no statement contained in the Company SEC Reports and the Statutory Financial Statements of the Company, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading. There is no fact known to Company which could reasonably be expected to have a Company Material Adverse Effect which has not been set forth in the Company SEC Reports, the Statutory Financial Statements of the Company or in this Agreement, including the Company Disclosure Letter.

                                ARTICLE VI

                    CONDUCT OF BUSINESS PENDING THE MERGER

               Section 6.1 Conduct of Business by the Company Pending the Merger. From the date hereof until the Effective Time, unless Purchaser shall otherwise agree in writing, or except as set forth in the Company Disclosure Letter or as otherwise contemplated by this Agreement, the Company and the Company Subsidiaries shall conduct their respective businesses in the ordinary course consistent with past practice and shall use all reasonable efforts to preserve intact their business organizations and relationships with third parties (including but not limited to their respective relationships with policyholders, insureds, agents, underwriters, brokers and investment customers) and to keep available the services of their present officers and key employees, subject to the terms of this Agreement. Except as set forth in the Company Disclosure Letter or as otherwise provided in this Agreement, from the date hereof until the Effective Time, without the prior written consent of Purchaser:

                    (a) the Company shall not adopt or propose any change in its Articles of Incorporation or By-Laws;

                    (b) the Company shall not declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of the Company (except for regular quarterly dividends in an amount no greater than $.06 per share), or split, combine or reclassify any of the Company's capital stock, and the Company and the Company Subsidiaries shall not repurchase, redeem or otherwise acquire any shares of capital stock or other securities of, or other ownership interests in, the Company;

                    (c) the Company shall not, and shall not permit any Company Subsidiary to, merge or consolidate with any other person or (except in the ordinary course of business) acquire a material amount of assets of any other person;

                    (d) the Company shall not, and shall not permit any Company Subsidiary to, sell, lease, license or otherwise surrender, relinquish or dispose of (i) any material facility owned or leased by the Company or any Company Subsidiary or (ii) any assets or property which are material to the Company and the Company Subsidiaries, taken as a whole, except pursuant to existing contracts or commitments (the terms of which have been disclosed to Purchaser prior to the date hereof), or in the ordinary course of business consistent with past practice;

                    (e) the Company shall not, and shall not permit any Company Subsidiary to, settle any material Audit, make or change any material Tax election or file amended Tax Returns;

                    (f) the Company and the Company Subsidiaries shall not issue any capital stock or other securities or enter into any amendment of any material term of any outstanding security of the Company, and the Company and the Company Subsidiaries shall not incur any material indebtedness except in the ordinary course of business pursuant to existing credit facilities or arrangements, amend or otherwise increase, accelerate the payment or vesting of the amounts payable or to become payable under or fail to make any required contribution to, any Company Plan (as hereinafter defined) or materially increase any non-salary benefits payable to any employee or former employee, except in the ordinary course of business consistent with past practice or as otherwise permitted by this Agreement;

                    (g) the Company shall not, and shall not permit any Company Subsidiary to, grant any increase in the compensation or benefits of directors, officers, employees, consultants or agents of the Company or any Company Subsidiary; provided, however, that increases in the ordinary course of business consistent with past practice in the compensation of employees, who are not directors, officers or agents, shall be permitted;

                    (h) the Company shall not, and shall not permit any Company Subsidiary to, enter into or amend any employment agreement or other employment arrangement with any employee of the Company or any Company Subsidiary, except in the ordinary course of business consistent with past practice;

                    (i) the Company shall not change any method of accounting or accounting practice by the Company or any Company Subsidiary, except for any such required change in GAAP or the Florida Statutory Accounting Principles;

                    (j) The Company shall not, and shall not permit any Company Subsidiary to, take any action that could, directly or indirectly, cause the Merger to fail to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code;

                    (k) the Company shall not permit any Company Insurance Subsidiary to conduct transactions in Company
     Investments except in compliance with the investment policies of such Company Insurance Subsidiary and all applicable insurance laws and regulations;

                    (l) The Company shall not, and shall not permit any Company Subsidiary to, enter into any agreement to purchase, or to lease, for a term in excess of one year, any real property, provided that the Company, or any Company Subsidiary, (i) may as a tenant, or a landlord, renew any existing lease for a term not to exceed eighteen months and (ii) nothing herein shall prevent the Company, in its capacity as a landlord, from renewing any lease pursuant to an option granted prior to the date hereof;

                    (m) the Company shall not, and shall not permit any Company Subsidiary to, agree or commit to do any of the foregoing;

                    (n) except to the extent necessary to comply with the requirements of applicable laws and regulations, the Company shall not, and shall not permit any Company Subsidiary to, (i) take, or agree or commit to take, any action that would make any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time, (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time, provided however that the Company shall be permitted to take or omit to take such action which (without any uncertainty) can be cured, and in fact is cured, at or prior to the Effective Time or (iii) take, or agree or commit to take, any action that would result in, or is reasonably likely to result in, any of the conditions of the Merger set forth in Article 8 not being satisfied; and

                    (o) release any third party from its obligations, or grant any consent, under any existing standstill provision relating to any Acquisition Proposal (as hereinafter defined) or otherwise under any confidentiality or other agreement, or fail to fully enforce any such agreement.

               Section 6.2 Conduct of Business by Purchaser Pending the Merger. From the date hereof until the Effective Time, unless the Company shall otherwise agree in writing, or as otherwise contemplated by this Agreement, Purchaser, Sub and the Purchaser Subsidiaries shall conduct their respective businesses in all material respects in the ordinary course consistent with past practice and shall use all reasonable efforts to substantially preserve intact their business organizations and relationships with third parties (including but not limited to their respective relationships with policyholders, insureds, agents, underwriters, brokers and investment customers) and to keep available the services of their present officers and key employees, subject to the terms of this Agreement. Except as otherwise provided in this Agreement, from the date hereof until the Effective Time, without the prior written consent of the
     Company:

                    (a) Purchaser shall not adopt or propose any change in its Articles of Incorporation or By-Laws that would have any adverse impact on the transactions contemplated by this Agreement or which would amend or modify the terms or provisions of the capital stock of Purchaser;

                    (b) Purchaser shall not declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Purchaser (except for regular quarterly dividends), or split, combine or reclassify the Purchaser Stock without agreeing to an appropriate adjustment to the Exchange Ratio;

                    (c) Purchaser shall not merge or consolidate with any other person or (except in the ordinary course of business) acquire a material amount of assets of any other person, if such merger, consolidation or acquisition could reasonably be expected to have a material impact on the ability of Purchaser to consummate the transactions contemplated by this Agreement;

                    (d)  Purchaser shall not issue any shares of
     capital stock or other securities (except for issuances of shares in the ordinary course pursuant to Purchaser Stock Options) in connection with any transaction requiring shareholder approval unless Purchaser first notifies the Company in writing (an "Issuance Notice") of such transaction and provides the Company with information to the reasonable satisfaction of the Company with respect thereto. Thereafter, the Company shall have the right, by giving written notice to Purchaser at any time prior to 5:30 p.m., New York City time, on the tenth Trading Day following receipt of the Issuance Notice, to abandon the Merger and terminate this Agreement;

                    (e) Purchaser and the Purchaser Subsidiaries shall not (i) issue shares of any class or series of stock, or any security convertible at the option of the holder thereof into shares of any class or series of stock ranking senior to the Purchaser Convertible Preferred Stock as to dividends or as to the distribution of assets upon the liquidation of Purchaser or
     (ii) amend, alter or repeal, whether by merger, consolidation or otherwise, any of the provisions of Purchaser's Restated Articles of Incorporation or any of the resolutions contained therein which would materially and adversely affect any right, preference, privilege or voting power of the Purchaser Convertible Preferred Stock or of the holder thereof; provided, however, that any such amendment, alteration or repeal that would authorize, create or issue any additional shares of stock (whether or not authorized as of the date hereof) ranking on a parity with or junior to the Purchaser Convertible Preferred Stock as to dividends or as to the distribution of assets upon the liquidation of Purchaser, shall be deemed not to materially and adversely affect the rights, preferences, privileges or voting power of the Purchaser Convertible Preferred Stock;

                    (f) Purchaser shall not, and shall not permit any Purchaser Subsidiary to, take any action that could, directly or indirectly, cause the Merger to fail to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code;

                    (g) Purchaser shall not permit any Purchaser Insurance Subsidiary to conduct transactions in Purchaser
     Investments except in compliance with the investment policies of such Purchaser Insurance Subsidiary and all applicable insurance laws and regulations;

                    (h) Purchaser shall not, and shall not permit any Purchaser Subsidiary to, purchase or otherwise acquire any shares of Company Common Stock;

                    (i) Purchaser shall not, and shall not permit Sub or any Purchaser Subsidiary to, agree or commit to do any of the foregoing; and

                    (j) except to the extent necessary to comply with the requirements of applicable laws and regulations, Purchaser shall not, and shall not permit Sub or any Purchaser Subsidiary to, (i) take, or agree or commit to take, any action that would make any representation and warranty of Purchaser hereunder inaccurate, in any material respect, at, or as of any time prior to, the Effective Time, (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate, in any material respect, at any such time, provided however that Purchaser shall be permitted to take or omit to take such action which (without any uncertainty) can be cured, and in fact is cured, at or prior to the Effective Time or (iii) take, or agree or commit to take, any action that would result in, or is reasonably likely to result in, any of the conditions of the Merger set forth in Article 8 not being satisfied.

               Section 6.3 Investment Restrictions. (a) From the date hereof until the Effective Time, each of the Company and each Company Subsidiary shall:

                    (i) invest available cash only in corporate bonds (other than bonds issued by public utilities) rated no higher than A1 nor lower than Baa3 by Moody's or no higher than A+ nor lower than BBB - by S&P, with maturities of not fewer than five nor more than ten years ("Permitted Investments");

                    (ii) maintain amounts in short-term investments equal to the dividend amounts specified in Section 7.10; and

                    (iii) cease making mortgage loans or purchasing mortgage backed securities;

     provided, however, that nothing in this Section 6.3(a) shall require any Company Subsidiary to make any investment other than in compliance with the investment policies of such Company Subsidiary and all insurance laws and regulations applicable thereto, or prohibit the Company from making investments, mortgage loans or purchasing mortgage backed securities pursuant to existing contracts or commitments (the terms of which have been disclosed to Purchaser prior to the date hereof).

                    (b) The Company and each Company Subsidiary shall neither purchase nor issue any put, call, straddle, hedge, interest-rate swap or other similar option or derivative contract, and the Company shall use all reasonable efforts to sell, close-out or otherwise liquidate, in an orderly fashion, any such options or derivatives which it owns.

                                    ARTICLE VII

                                ADDITIONAL AGREEMENTS

               Section 7.1 Access and Information. The Company and Purchaser shall each afford to the other and to the other's financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives access during normal business hours throughout the period prior to the Effective Time to all of its books, records, properties, plants and personnel and, during such period, each shall furnish as promptly as practicable to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal securities laws, and (b) all other information as such other party reasonably may request, provided that neither party shall disclose to the other any competitively sensitive information and no investigation pursuant to this
     Section 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Each party shall continue to abide by the terms of the confidentiality agreements between Purchaser and the Company, dated April 26, 1995 and October 16, 1995 (collectively, the "Confidentiality Agreements").

               Section 7.2 Acquisition Proposals. From the date hereof until the termination hereof, the Company and the Company Subsidiaries will not initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Acquisition Proposal, or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal, or agree to or endorse any Acquisition Proposal, or authorize or permit any of the officers, directors or employees of the Company or any of the Company Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of the Company Subsidiaries to take any such action, and the Company shall promptly notify Purchaser of all relevant terms of any such inquiries and proposals received by the Company or any of the Company Subsidiaries, or by any such officer, director, investment banker, financial advisor, attorney, accountant or other representative relating to any such matters, and if such inquiry or proposal is in writing, the Company shall promptly deliver or cause to be delivered to Purchaser a copy of such inquiry or proposal; provided, however, that nothing contained in this Section 7.2 shall prohibit the Board of Directors of the Company from (i) furnishing information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide proposal in writing by such person or entity to acquire the Company pursuant to a merger, consolidation, share exchange, business combination or other similar transaction or to acquire a substantial portion of the assets of the Company or any of the Company Subsidiaries, if, and only to the extent that (A) the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to the Company's shareholders under applicable law and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company (x) provides written notice to Purchaser to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (y) enters into with such person or entity a confidentiality agreement in reasonably customary form on terms not more favorable to such person or entity than the terms contained in the Confidentiality Agreement dated April 26, 1995, or (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. The term "Acquisition Proposal" as used herein means any proposal to purchase or acquire any equity securities or (except in the ordinary course of business) assets of, or merge or combine with, the Company or any of its subsidiaries. Immediately after the execution and delivery of this Agreement, the Company will cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal and shall send a written notice to each party that it has had discussions with during the 30 days prior to the date of this Agreement that the Board of Directors of the Company no longer seeks the making of any Acquisition Proposal.

               Section 7.3 Filings; Other Action. Subject to the terms and conditions herein provided, as promptly as practicable, the Company, Purchaser and Sub shall: (i) promptly make all filings and submissions under the HSR Act and all filings required by the insurance regulatory authorities in Florida and in Missouri, and deliver notices and consents to jurisdiction to state insurance departments, each as reasonably may be required to be made in connection with this Agreement and the transactions contemplated hereby, (ii) use all reasonable efforts to cooperate with each other in (A) determining which filings are required to be made prior to the Effective Time with, and which material consents, approvals, permits, notices or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states or the District of Columbia, the Commonwealth of Puerto Rico and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such consents, approvals, permits, notices or authorizations, and (iii) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary or appropriate to consummate the transactions contemplated by this Agreement as soon as practicable. In connection with the foregoing, the Company will provide Purchaser, and Purchaser will provide the Company, with copies of correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby. Each of Purchaser and the Company acknowledge that certain actions may be necessary with respect to the foregoing in making notifications and obtaining clearances, consents, approvals, waivers or similar third party actions which are material to the consummation of the transactions contemplated hereby, and each of Purchaser and the Company agree to take such action as is necessary to complete such notifications and obtain such clearances, approvals, waivers or third party actions, provided, however, that nothing in this
     Section 7.3 or elsewhere in this Agreement shall require any party hereto to incur expenses in connection with the transactions contemplated hereby which are not reasonable under the circumstances in relation to the size of the transaction contemplated hereby or to require Purchaser, any Purchaser Subsidiary, the Surviving Corporation, the Company or any Company Subsidiary to hold separate or make any divestiture of a significant asset or otherwise agree to any material restriction on their operations (including restrictions on the ability of Purchaser or any Purchaser Subsidiary to consolidate operations of the Company and the Company Subsidiaries in Nashville, Tennessee or to otherwise realize the expected benefits and cost savings to be obtained from the Merger) in order to obtain any waiver, consent or approval required by this Agreement.

               Section 7.4 Public Announcements. Purchaser, on the one hand, and the Company, on the other hand, agree that they will not issue any press release or otherwise make any public statement or respond to any press inquiry with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other party (which approval will not be unreasonably withheld), except as may be required by applicable law.

               Section 7.5 Employee Benefits. (a) From and after the Effective Time, subject to applicable law and except as contemplated hereby, Purchaser and the Purchaser Subsidiaries will honor, in accordance with their terms, all employee benefit plans, programs, agreements or arrangements of the Company and the Company Subsidiaries in effect as of the date hereof (or as modified in accordance with Section 6.1 hereof) (the "Company Plans"); provided, however, that nothing herein shall preclude any change effected on a prospective basis in any Company Plan from and after the Effective Time. Purchaser and the Purchaser Subsidiaries will provide benefits to employees of the Company and the Company Subsidiaries who become employees of Purchaser and the Purchaser Subsidiaries or continue after the Effective Time as employees of the Company or the Company Subsidiaries which will not, in the aggregate, be materially less favorable than those provided to other similarly situated employees of Purchaser, Sub and the Purchaser Subsidiaries from time to time; provided, however, that Purchaser and the Purchaser Subsidiaries shall be deemed to have satisfied the foregoing requirement if benefits are provided to such employees that are no less favorable than those provided to such employees by the Company immediately prior to the Effective Time. With respect to the employee benefit plans, programs, agreements or arrangements of Purchaser and the Purchaser Subsidiaries in effect as of the date hereof (or as modified in accordance with Section 6.2 hereof) (the "Purchaser Plans"), Purchaser and the Surviving Corporation shall grant all employees of the Company and the Company Subsidiaries from and after the Effective Time credit for service with the Company and the Company Subsidiaries, their affiliates and predecessors prior to the Effective Time for all purposes, other than the accrual of benefits, for which such service was recognized by the Company and the Company Subsidiaries. To the extent the Purchaser Plans provide medical or dental welfare benefits after the Effective Time, such plans shall waive pre-existing conditions and actively-at-work exclusions to the extent such exclusions have been satisfied in similar Company Plans and shall provide that any expenses incurred on or before the Effective Time shall be taken into account under deductible, coinsurance and maximum out-of-pocket provisions under such Purchaser Plans.

                    (b)  Purchaser agrees that it will cause the
     Company to comply with the Workers Adjustment and Retraining
     Notification Act, to the extent applicable to the Company and its subsidiaries, in connection with actions taken after the Effective Time.

               Section 7.6 Stock Exchange Listing. Purchaser shall as promptly as practicable prepare and submit to the New York Stock Exchange a listing application covering the shares of Purchaser Common Stock and Purchaser Convertible Preferred Stock to be issued in connection with the Merger and this Agreement, and shall use all reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such shares, subject to official notice of issuance.

               Section 7.7 Company Indemnification Provision. Purchaser agrees that all rights to indemnification existing in favor of the present or former directors, officers, employees, fiduciaries and agents of the Company or any of the Company Subsidiaries (collectively, the "Indemnified Parties") as provided in the Company's Articles of Incorporation or By-Laws or the certificate or articles of incorporation, by-laws or similar organizational documents of any of the Company Subsidiaries as in effect as of the date hereof or pursuant to the terms of any indemnification agreements entered into between the Company and any of the Indemnified Parties with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect (without modification or amendment, except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification), to the fullest extent and for the maximum term permitted by law, and shall be enforceable by the Indemnified Parties against the Surviving Corporation. At the Closing the Surviving Corporation shall expressly and directly assume by written instrument all such obligations. Purchaser shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company (provided that Purchaser may substitute therefor policies of at least equivalent coverage containing terms and conditions which are no less advantageous) with respect to matters occurring prior to the Effective Time, provided that in no event shall Purchaser or the Surviving Corporation be required to expend to maintain or procure insurance coverage pursuant to this Section 7.7 any amount per annum in excess of 200% of the aggregate premiums paid in 1995 on an annualized basis for such purpose. In the event the payment of such amount for any year is insufficient to maintain such insurance or equivalent coverage cannot otherwise be obtained, the Surviving Corporation shall purchase as much insurance as may be purchased for the amount indicated. The provisions of this Section 7.7 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

               Section 7.8 Comfort Letters. (a) Purchaser shall use all reasonable efforts to cause Ernst & Young LLP, Purchaser's independent accountants, to deliver to the Company a letter dated as of the date of the Proxy Statement/Prospectus and addressed to the Company, in form and substance reasonably satisfactory to the Company, in connection with the procedures undertaken by them with respect to the financial statements and other financial information of Purchaser contained in the Registration Statement and the other matters contemplated by AICPA Statement No. 72 and customarily included in comfort letters relating to transactions similar to the Merger.

                    (b) The Company shall use all reasonable efforts to cause Ernst & Young LLP, the Company's independent accountants, to deliver to Purchaser a letter dated as of the date of the Proxy Statement/Prospectus and addressed to Purchaser, in form and substance reasonably satisfactory to Purchaser, in connection with the procedures undertaken by them with respect to the financial statements and other financial information of the Company and the Company Subsidiaries contained in the Registration Statement and the other matters contemplated by AICPA Statement No. 72 and customarily included in comfort letters relating to transactions similar to the Merger.

               Section 7.9 Tax Matters. The Company shall use all reasonable efforts to deliver to Purchaser as soon as practicable following the execution and delivery of this Agreement an executed representation letter, substantially in the form of Exhibit B attached hereto, from each person owning 5% or more of the outstanding shares of Voting Common Stock or Non-Voting Common Stock of the Company.

               Section 7.10 Intercompany Dividends. On the date immediately prior to the Closing Date, subject to compliance with applicable law and the receipt of all necessary approvals, the Company shall use all reasonable efforts to cause (i) Thomas Jefferson Insurance Company to pay a $1.0 million dividend to The Independent Life and Accident Insurance Company; (ii) Independent Fire Insurance Company to pay a $4 million dividend to The Independent Life and Accident Insurance Company and (iii) The Independent Life and Accident Insurance Company to pay a $35 million dividend to the Company, each such dividend to be paid in the form of a demand promissory note, or such other form as the parties may mutually agree.

               Section 7.11 Certificate of Designation of Purchaser Convertible Preferred Stock. Prior to Closing, Purchaser (i) shall cause to be filed with the Secretary of State of the State of Texas, in accordance with Article 2.13 of the Texas Business Corporation Act, the Certificate of Designation in the form of Exhibit A attached hereto with such immaterial changes as the parties may mutually agree (the "Certificate"), establishing and designating the Purchaser Convertible Preferred Stock and fixing and determining the designations, preferences, limitations and relative rights thereof; (ii) shall insert in Section 2(a) of the Certificate the Average Closing Price as the liquidation preference; and (iii) shall insert in Section 1(a) of the Certificate a number no less than the maximum number of shares of Purchaser Convertible Preferred Stock issuable in the Merger as the number of shares constituting the Purchaser Convertible Preferred Stock Series.

               Section 7.12 Additional Matters. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals in connection with the Governmental Requirements and to effect all necessary registrations and filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Purchaser, Sub and the Company shall take all such necessary action.

                              ARTICLE VIII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

               Section 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                    (a)  any waiting period applicable to the
     consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of this transaction, which action shall have not been withdrawn or terminated;

                    (b)  no statute, rule, regulation, executive
     order, decree, ruling or preliminary or permanent injunction shall have been enacted, entered, promulgated or enforced by any federal or state court or governmental authority having jurisdiction which prohibits, restrains, enjoins or restricts the consummation of the Merger;

                    (c) each of the Company and Purchaser shall have made such filings, and obtained such permits, authorizations, consents, or approvals, required by the Governmental Requirements to consummate the transactions contemplated hereby, and the appropriate forms shall have been executed, filed and approved as required by the corporate and insurance laws and regulations of the states of Florida and Missouri;

                    (d) this Agreement and the Merger shall have been adopted and approved by the requisite vote of the shareholders of the Company in accordance with the applicable provisions of the FBCA;

                    (e) the Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order;

                    (f) the shares of Purchaser Common Stock issuable to the Company's shareholders pursuant to this Agreement shall have been authorized for listing on the New York Stock Exchange upon official notice thereof; and

                    (g) Purchaser shall have used all reasonable efforts to have the shares of Purchaser Convertible Preferred Stock issuable to the Company's shareholders pursuant to this Agreement authorized for listing on either the New York Stock Exchange or the Nasdaq National Market.

               Section 8.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

                    (a)  each of Purchaser and Sub shall have
     performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time; the representations and warranties of Purchaser and Sub contained in this Agreement which are qualified with respect to materiality shall be true and correct in all respects, and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (except to the extent such representations and warranties specifically relate to an earlier date, in which case as of such earlier date) except as contemplated by this Agreement; and the Company shall have received a certificate of the Chairman of the Board, the President, an Executive Vice President, a Senior Vice President or the Chief Financial Officer of Purchaser as to the satisfaction of this condition;

                    (b) the Company shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom, special counsel to the Company, dated the Effective Time, to the effect that, on the basis of certain facts, representations and assumptions set forth in such opinion which are consistent with the stated facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Purchaser, Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering the opinion described in the preceding sentence, such counsel may require and rely upon representations contained in certificates of officers of Purchaser, Sub and the Company and their respective subsidiaries; and

                    (c) the Company shall have received a written opinion from Alex. Brown, dated as of the date of the Closing, to the effect that the consideration to be received by the shareholders of the Company pursuant to the Merger is fair to such shareholders from a financial point of view.

               Section 8.3 Conditions to Obligations of Purchaser and Sub to Effect the Merger. The obligations of Purchaser and Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

                    (a)  the Company shall have performed in all
     material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time; and the representations and warranties of the Company contained in this Agreement which are qualified with respect to materiality shall be true and correct in all respects, and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (except to the extent such representations and warranties specifically relate to an earlier date, in which case as of such earlier date), except as contemplated by the Company Disclosure Letter or this Agreement; and Purchaser and Sub shall have received a Certificate of the Chairman of the Board, the President, an Executive Vice President, Senior Vice President or the Chief Financial Officer of the Company as to the satisfaction of this condition; and

                    (b) Purchaser shall have received an opinion from Vinson & Elkins L.L.P., special counsel to Purchaser, dated the Effective Time, to the effect that, on the basis of certain facts, representations and assumptions set forth in such opinion which are consistent with the stated facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Purchaser, Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering the opinion described in the preceding sentence, such counsel may require and rely upon representations contained in certificates of officers of Purchaser, Sub and the Company and their respective subsidiaries.

                                ARTICLE IX

                      TERMINATION, AMENDMENT AND WAIVER

               Section 9.1  Termination by Mutual Consent.  This
     Agreement may be terminated at any time prior to the Effective Time by mutual written agreement of Purchaser and the Company.

               Section 9.2 Termination by Either Purchaser or the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Purchaser or the Company if (a) this Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the shareholders of the Company at the Company Special Meeting, (b) the Merger shall not have been consummated before March 30, 1996; provided, however, that this Agreement may be extended by written notice of either Purchaser or the Company to a date not later than June 30, 1996, if the Merger shall not have been consummated as a direct result of the conditions in Section 8.1(a) or 8.1(c) not having been satisfied by such date, or (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to clause (b) shall not be in material violation of any of its representations, warranties or covenants set forth in this Agreement, and the party seeking to terminate this Agreement pursuant to clause (c) shall have used all reasonable efforts to remove such injunction, order or decree.

               Section 9.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of the Merger and the adoption of this Agreement by the shareholders of the Company referred to in Section 2.1, by action of the Board of Directors of the Company, if (a) there has been a breach by Purchaser or Sub of any representation or warranty contained in this Agreement which would have or would be likely to have a Purchaser Material Adverse Effect; (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Purchaser, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by the Company to Purchaser; (c) prior to the Company Special Meeting, the Board of Directors of the Company has (i) withdrawn, or modified or changed in a manner adverse to Purchaser or Sub its approval or recommendation of this Agreement or the Merger in order to approve and permit the Company to execute a definitive agreement relating to an Acquisition Proposal, and (ii) determined, based on a written opinion of outside legal counsel to the Company, that the failure to take such action as set forth in the preceding clause (i) would result in a breach of the Board of Directors' fiduciary duties under applicable law, provided, however, that (A) the Board of Directors of the Company shall have been advised in such written opinion of outside counsel that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of their applicable fiduciary duties, and notwithstanding all concessions which may be offered by Purchaser in negotiations entered into pursuant to clause (B) below, such fiduciary duties would also require the directors to terminate this Agreement as a result of such Acquisition Proposal, and (B) prior to any such termination, the Company shall, and shall cause its respective financial and legal advisors to, negotiate with Purchaser to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms; (d) the Average Closing Price shall be less than the Company's Walk Away Threshold (as hereinafter defined); or (e) the Company shall have elected to terminate this Agreement in accordance with Section 6.2(d).

               The Company's Walk Away Threshold shall be computed as follows:

                    (i) if the Average Reference Price (as hereinafter defined) is equal to or more than $38.125, the Company's Walk Away Threshold shall be $29;

                    (ii) if the Average Reference Price is less than $38.125, the Company's Walk Away Threshold shall be the lesser of
     (a) $29 or (b) $29 multiplied by the Adjustment Factor;

                    (iii) if the S&P Factor (as hereinafter defined) is greater than 1, the Adjustment Factor shall be a fraction, the numerator of which shall be the Average Reference Price and the denominator of which shall be $38.125; and

                    (iv) if the S&P Factor is less than 1, the Adjustment Factor shall be the sum of (i) the amount by which 1 exceeds the S&P Factor and (ii) a fraction, the numerator of which shall be the Average Reference Price and the denominator of which shall be $38.125.

     As used herein, the "Average Reference Price" shall mean the average of the closing prices (or if Purchaser Common Stock is not traded on any of the five calendar days next succeeding October 29, 1995, the arithmetic mean of the high bid and the low asked prices therefor on such day), regular way, of Purchaser Common Stock as reported on the New York Stock Exchange Composite Tape on each of the five calendar days next succeeding October 29, 1995. As used herein, the "S&P Factor" shall be a fraction, the numerator of which shall be the arithmetic mean of the Standard & Poor's 500 Composite Stock Price Index at the close of business on each of the five calendar days next succeeding October 29, 1995 and the denominator of which shall be the Standard & Poor's 500 Composite Stock Price Index at the close of business on October 18, 1995.

               Section 9.4 Termination by Purchaser. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Purchaser, if (a) there has been a breach by the Company of any representation or warranty contained in this Agreement which would have or would be likely to have a Company Material Adverse Effect; (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach given by Purchaser to the Company; (c) the Board of Directors of the Company shall have withdrawn, or modified or changed in a manner adverse to Purchaser or Sub its approval or recommendation of this Agreement or the Merger or shall have recommended an Acquisition Proposal, or shall have executed an agreement in principle (or similar agreement) or definitive agreement providing for an Acquisition Proposal or other business combination with a person or entity other than Purchaser or its affiliates (or the Board of Directors of the Company resolves to do any of the foregoing); or (d) the Average Closing Price shall be less than the Purchaser's Walk Away Threshold. The Purchaser's Walk Away Threshold shall be computed as follows:

                    (i) if the Average Reference Price is equal to or more than $38.125, the Purchaser's Walk Away Threshold shall be $31;

                    (ii) if the Average Reference Price is less than $38.125, the Purchaser's Walk Away Threshold shall be the lesser of (a) $31 or (b) $31 multiplied by the Adjustment Factor.

               Section 9.5  Effect of Termination and Abandonment.
     (a) In the event of termination of the Agreement and the abandonment of the Merger pursuant to this Article IX, written notice thereof shall as promptly as practicable be given to the other parties to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein: (i) except as provided in Section 9.5(b), there shall be no liability or obligation on the part of Purchaser, the Purchaser Subsidiaries, the Company or the Company Subsidiaries or their respective officers and directors, and all obligations of the parties shall terminate, except for the obligations of the parties pursuant to this Section 9.5, except for the provisions of Sections 4.20, 5.20, 7.4, 10.4, 10.5, 10.6 and 10.10, except for the obligations of the parties set forth in the Confidentiality Agreements referred to in Section 7.1 hereof (provided, however, that if this Agreement is terminated pursuant to Section 9.3(c), Purchaser shall no longer be bound by paragraph 9 of the Confidentiality Agreement dated April 26, 1995) and except that a party who is in material breach of its representations, warranties, covenants or agreements set forth in this Agreement shall be liable for damages occasioned by such breach, including without limitation any expenses incurred by the other party in connection with this Agreement and the transactions contemplated hereby, and (ii) all filings, applications and other submissions made pursuant to the transactions contemplated by this Agreement shall, to the extent practicable, be withdrawn from the agency or person to which made.

               (b) Under the circumstances set forth in this Section 9.5(b), and only under these circumstances, the Company agrees to make certain termination payments to Purchaser as follows:

               (i) if an Acquisition Proposal which provides that the Company's shareholders will receive in excess of $27.50 per share is then outstanding and

                      (A) the Board of Directors of the Company
                withdraws or modifies or changes in a manner adverse to Purchaser or Sub its approval or recommendation of this Agreement or the Merger in order to permit the Company to execute a definitive agreement relating to such Acquisition Proposal and the Company is unable to sustain the burden of proving that at least one condition to the consummation of the Merger (other than the conditions referred to in Section 8.1(d),
                Section 8.2(c) and Section 8.3(a)) has not been satisfied and is unlikely to be satisfied by the Closing Date, or

                      (B) this Agreement and the Merger shall fail to
                receive the requisite vote for approval and adoption by the shareholders of the Company at the Company Special Meeting and the Company is unable to sustain the burden of proving that at least one condition to the consummation of the Merger (other than the conditions referred to in Section 8.1(d), Section 8.2(c) and Section 8.3(a))has not been satisfied and is unlikely to be satisfied by the Closing Date, or

                      (C) this Agreement and the Merger receives the
                requisite vote for approval and adoption by the shareholders of the Company at the Company Special Meeting, but Alex. Brown refuses or states that it will refuse to deliver the fairness opinion, and the Company is unable to sustain the burden of proving that at least one condition to the consummation of the Merger (other than the conditions referred to in Section 8.2(c) and Section 8.3(a)) has not been satisfied and is unlikely to be satisfied by the Closing Date, then the Company shall pay the Purchaser the sum of $14,000,000 in cash (the "Termination Payment").

                (ii) if an Acquisition Proposal which provides that the Company's shareholders will receive in excess of $27.50 per share is then outstanding and

                      (A) the Board of Directors of the Company
                withdraws or modifies or changes in a manner adverse to Purchaser or Sub its approval or recommendation of this Agreement or the Merger in order to permit the Company to execute a definitive agreement relating to such Acquisition Proposal and the Company is able to sustain the burden of proving that at least one condition to the consummation of the Merger (other than the conditions referred to in Section 8.1(d),
                Section 8.2(c) and Section 8.3(a)) has not been satisfied and is unlikely to be satisfied as of the Closing Date, or

                      (B) this Agreement and the Merger shall fail to
                receive the requisite vote for approval and adoption by the shareholders of the Company at the Company Special Meeting and the Company is able to sustain the burden of proving that at least one condition to the consummation of the Merger (other than the conditions referred to in Section 8.1(d), Section 8.2(c) and
                Section 8.3(a)) has not been satisfied and is unlikely to be satisfied by the Closing Date, or

                      (C) this Agreement and the Merger receives the
                requisite vote for approval and adoption by the shareholders of the Company at the Company Special Meeting, but Alex. Brown refuses or states that it will refuse to deliver the fairness opinion, and the Company is able to sustain the burden of proving that at least one condition to the consummation of the Merger (other than the conditions referred to in Section 8.2(c) and Section 8.3(a)) has not been satisfied and is unlikely to be satisfied by the Closing Date, then the Company shall pay the Purchaser one-half the Termination
     Payment.

                (iii) if an Acquisition Proposal which provides that the Company's shareholders will receive in excess of $27.50 per share is not then outstanding and this Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the shareholders of the Company at the Company Special Meeting and all other conditions to the consummation of the Merger have been satisfied or are likely to be satisfied (other than the conditions referred to in Section 8.1(d), Section 8.2(c) and Section 8.3(a)), then the Company shall reimburse Purchaser for its out-of-pocket expenses, reasonably incurred in connection with the Merger, such reimbursement not to exceed one-third of the Termination Payment.

                All such termination payments shall be made as promptly as practicable but not later than three business days after such termination, and such payments shall be made by wire transfer of immediately available funds to an account designated by Purchaser.

                              ARTICLE X

                          GENERAL PROVISIONS

                Section 10.1 Survival of Representations, Warranties and Agreements. No representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement, other than the representation and warranty contained in Section 4.23, shall survive beyond the Effective Time. This
     Section 10.1 shall not limit any covenant or agreement set forth in this Agreement, which covenants and agreements shall survive the Effective Time.

                Section 10.2 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given upon (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five business days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

                      (a)     If to Purchaser or Sub, to:

                              American General Corporation
                              2929 Allen Parkway
                              Houston, Texas  77019
                              Telecopy:  (713) 831-1300
                              Attention:  Jon P. Newton, Esq.

                              with a copy to:

                              Vinson & Elkins L.L.P.
                              3300 First City Tower
                              1001 Fannin
                              Houston, Texas 77002-6760
                              Telecopy:   (713) 758-2346
                              Attention:  Scott N. Wulfe, Esq.

                      (b)     If to the Company, to:

                              Independent Insurance Group, Inc.
                              One Independent Drive
                              Jacksonville, Florida  32276
                              Telecopy:  (904) 358-5889
                              Attention:  Guy Marvin, Esq.

                              with a copy to:

                              Skadden, Arps, Slate, Meagher & Flom
                              919 Third Avenue
                              New York, New York 10022
                              Telecopy:   (212) 735-2000
                              Attention:  Theodore J. Kozloff, Esq.

               Section 10.3  Descriptive Headings.  The headings
     contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

               Section 10.4 Entire Agreement; Assignment. This Agreement (including the Exhibits, Company Disclosure Letter and other documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings (other than those contained in the Confidentiality Agreements, which are hereby incorporated by reference herein), both written and oral, among the parties or any of them, with respect to the subject matter hereof, including, without limitation, any transaction between or among the parties hereto. This Agreement shall not be assigned by operation of law or otherwise, except that Sub may assign all of its rights and obligations hereunder to any direct wholly-owned subsidiary of Purchaser which shall then be substituted for Sub for all purposes hereof; provided, however, that no such assignment shall be made if such assignment would have a material adverse effect on the Company, the Company's shareholders or the likelihood that the transaction contemplated hereby would be consummated.

               Section 10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to the provisions thereof relating to conflicts of law.

               Section 10.6 Expenses. Except as provided in Section 9.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing and mailing the Proxy Statement/Prospectus, as well as the filing fees relating to the Registration Statement and the HSR Act, will be shared equally by Purchaser and the Company.

               Section 10.7 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

               Section 10.8 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

               Section 10.9 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed by all of the other parties hereto.

               Section 10.10 Severability; Validity; Parties in Interest. If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. Nothing in this Agreement, express or implied, is intended to confer upon any person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

               Section 10.11 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.


               IN WITNESS WHEREOF, each of Purchaser, Sub and the
     Company has caused this Agreement to be executed as of the date first above written.

                         AMERICAN GENERAL CORPORATION

                         By:  /s/ James R. Tuerff
                              James R. Tuerff
                              President

                         AGC LIFE INSURANCE COMPANY

                         By:  /s/ James R. Tuerff
                              James R. Tuerff
                              Senior Chairman of the Board

                         INDEPENDENT INSURANCE GROUP, INC.

                         By:  /s/ Wilford C. Lyon, Jr.
                              Wilford C. Lyon, Jr.
                              Chairman of the Board of Directors
                              Chief Executive Officer


                                                          Exhibit A

                         AMERICAN GENERAL CORPORATION

           STATEMENT OF RESOLUTION ESTABLISHING A SERIES OF SHARES

                        PROVIDING FOR THE ISSUANCE OF
                  7% CONVERTIBLE PREFERRED STOCK PURSUANT TO
              ARTICLE 2.13 OF THE TEXAS BUSINESS CORPORATION ACT

               Pursuant to the provisions of Article 2.13 of the Texas Business Corporation Act, the undersigned corporation submits the following statement for the purpose of establishing and designating a series of shares of its Preferred Stock and fixing and determining the designations, preferences, limitations and relative rights thereof:

               1. The name of the corporation is American General Corporation (the "Corporation").

               2. The following resolutions, establishing and designating a series of shares and fixing and determining the designations, preferences, limitations and relative rights thereof, was duly adopted by an authorized committee of the Board of Directors of the Corporation on ______, 1995:

               RESOLVED, that pursuant to Article Four of the Restated Articles of Incorporation of the Corporation, as amended, which authorizes the issuance of three hundred sixty million (360,000,000) shares, consisting of sixty million (60,000,000) shares of Preferred Stock of the par value of one dollar fifty cents ($1.50) per share (hereinafter referred to as the "Preferred Stock"), and three hundred million (300,000,000) shares of Common Stock of the par value of fifty cents ($.50) per share (hereinafter referred to as the "Common Stock"), the Corporation hereby provides for the issuance of a series of Preferred Stock, designated as 7% Convertible Preferred Stock, and hereby fixes the designations, preferences, limitations and relative rights of the shares of the 7% Convertible Preferred Stock, in addition to those set forth in such Article Four, which shall be as follows:

               SECTION 1.  DESIGNATION AND AMOUNT.

               (a) The shares of this series of Preferred Stock shall be designated as "7% Convertible Preferred Stock" (the "7% Preferred Stock") and the number of shares constituting such series shall be __,000,000, par value $1.50 per share. The number of authorized shares of 7% Preferred Stock may be reduced to a number not less than the number of shares then issued by further resolution duly adopted by the Board of Directors of the Corporation or a duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the Texas Business Corporation Act stating that such reduction has been so authorized. The shares of 7% Preferred Stock shall rank on a parity with the Corporation's Series A Cumulative Convertible Preferred Stock (the "Series A Stock") in respect of the payment of dividends and the distribution of assets upon Liquidation (as defined in paragraph (a) of Section 5).

               SECTION 2.  DIVIDENDS.

               (a)  The holders of outstanding shares of 7%
          Preferred Stock will be entitled to receive, subject to the rights of holders of the Series A Stock and holders of other classes or series of stock which may from time to time be issued by the Corporation ranking on a parity with the 7% Preferred Stock in respect of dividends, and when, as and if declared by the Board of Directors out of funds legally available therefor, cumulative preferential cash dividends from the date of initial issuance at a rate per annum of seven percent (7%) of the liquidation preference of $_____ per share (equivalent to $_____ per annum or $_____ per quarter for each share of 7% Preferred Stock), payable quarterly in arrears on each March 1, June 1, September 1 and December 1, respectively (each such date being hereinafter referred to as a "Preferred Dividend Payment Date"); provided, however, that, with respect to any dividend period during which a redemption occurs, the Corporation may, at its option, declare accrued dividends on the shares of 7% Preferred Stock to (but not including), and pay such accrued dividends on, the date fixed for redemption, in which case such dividends shall be payable to the holders of shares of 7% Preferred Stock as of the record date for such dividend payment and shall not be included in the calculation of the related Call Price (as defined in clause (ii) of paragraph (i) of Section 3). The first dividend shall be for the period from the date of initial issuance of 7% Preferred Stock to and including [the date immediately preceding the first Preferred Dividend Payment Date following the eleventh day after the Effective Time under the Agreement and Plan of Merger], 1996 and will be paid on [such Preferred Dividend Payment Date], 1996. If any Preferred Dividend Payment Date shall not be a business day (as defined in clause (i) of paragraph (i) of Section 3), then the Preferred Dividend Payment Date shall be on the next succeeding day that is a business day. Each such dividend will be payable to holders of record as they appear on the books of the Corporation or any transfer agent for the shares of 7% Preferred Stock on such record dates, not less than 10 nor more than 50 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. Dividends on the shares of 7% Preferred Stock shall accrue on a daily basis (except as otherwise provided in the last paragraph of Section 3(c) with respect to Optional Conversion) commencing on and including the date of initial issuance of 7% Preferred Stock, and accrued dividends for each quarterly dividend period or portion thereof shall accumulate, to the extent not paid, on the Preferred Dividend Payment Date first following the quarterly period or portion thereof for which they accrue. Except as otherwise provided in Section 3(a) or 3(j)(2), accumulated unpaid dividends shall not bear interest. Dividends on the shares of 7% Preferred Stock shall accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Dividends in arrears for any past quarterly dividend periods may be declared and paid at any time without reference to any regular Preferred Dividend Payment Date to holders of record on such date, not exceeding 50 days preceding the payment date thereof, as shall be fixed by the Board of Directors. Dividends (or cash amounts equal to accrued and unpaid dividends) payable on the shares of 7% Preferred Stock for any period shorter than a quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Dividends on the shares of 7% Preferred Stock shall cease to accrue as of the close of business on the earlier of (i) the day immediately prior to the Mandatory Conversion Date, as defined in paragraph (a) of
          Section 3, or (ii) the day immediately prior to their earlier conversion or redemption.

               (b)  If full cumulative dividends on the 7%
          Preferred Stock have not been declared and paid or irrevocably set apart for payment when due, then, subject to the next succeeding sentence, the Corporation shall not (i) declare or pay any dividend on any Dividend Pari Passu Security or Dividend Junior Security (each as defined below) or (ii) redeem, purchase, retire or otherwise acquire for consideration shares of any Dividend Junior Security (or rights, options or warrants to purchase such Dividend Junior Security), other than
          (w) purchases or acquisitions of shares of any Dividend Junior Security in connection with the satisfaction by the Corporation or any of its majority-owned subsidiaries of its obligations under any employee benefit plan or the satisfaction by the Corporation of its obligations pursuant to any put contract requiring the Corporation to purchase any Dividend Junior Security, (x) as a result of a reclassification of any Dividend Junior Security or the exchange or conversion of one class or series of any Dividend Junior Security for another class or series of any Dividend Junior Security, (y) redemptions or purchases of any Rights (as defined in Section 3(k)) or the declaration and payment of a dividend or distribution of similar share purchase rights in the future or (z) the purchase of fractional interests in shares of any Dividend Junior Security pursuant to the conversion or exchange provisions of such Dividend Junior Security or the security being converted or exchanged, (iii) redeem, purchase, retire or otherwise acquire for consideration any Dividend Pari Passu Security (or rights, options or warrants to purchase such Dividend Pari Passu Security), or (iv) permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, pursuant to the foregoing, purchase or otherwise acquire such shares at such time and in such manner. The preceding sentence, however, shall not apply to, or prohibit (i) dividends as a result of a reclassification of Dividend Pari Passu Securities or Dividend Junior Securities, (ii) dividends of any Rights, (iii) dividends or distributions of similar share purchase rights in the future, (iv) dividends or distributions in shares of Common Stock or another class or series of capital stock of the Corporation that is junior to the 7% Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding-up of the Corporation, or (v) dividends with respect to Dividend Pari Passu Securities in accordance with the following sentence. If full cumulative dividends have not been paid upon the shares of 7% Preferred Stock and any other class or series of Dividend Pari Passu Securities, all dividends declared upon shares of 7% Preferred Stock and any other such class or series of Dividend Pari Passu Securities shall, if declared, be declared pro rata so that the amount of cash dividends declared per share on the 7% Preferred Stock and such other class or series of Dividend Pari Passu Securities shall in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of 7% Preferred Stock and such other class or series of Dividend Pari Passu Securities bear to each other.

               The term "Dividend Pari Passu Security" means any preference stock or preferred stock or other capital stock of the Corporation and any guarantee entered into by the Corporation in respect of any preference stock or preferred stock of any affiliate of the Corporation ranking pari passu with the 7% Preferred Stock as to the payment of dividends. "Dividend Junior Security" means Common Stock, Series A Junior Participating Preferred Stock of the Corporation and any other class or series of capital stock of the Corporation and any guarantee entered into by the Corporation in respect of any preference stock or preferred stock of any affiliate of the Corporation ranking junior to the 7% Preferred Stock as to the payment of dividends.

               (c) Accruals of dividends on the 7% Preferred Stock shall not bear interest, regardless of whether funds shall be legally available for the declaration or payment thereof.

               SECTION 3.  REDEMPTIONS OR CONVERSIONS.

               (a) Mandatory Conversion on Mandatory Conversion Date. Unless earlier called for redemption or converted in accordance with the provisions hereof, on [the Preferred Dividend Payment Date closest to the fifth anniversary of the Effective Time of the Merger] or, if such date is not a business day, the next succeeding day that is a business day (the "Mandatory Conversion Date"), each outstanding share of 7% Preferred Stock shall, without additional notice to holders thereof, convert automatically ("Mandatory Conversion") into:

                    (i)  fully paid and non-assessable shares of
               Common Stock at the Common Equivalent Rate (as defined herein) in effect on the Mandatory
               Conversion Date; plus

                    (ii) the right to receive an amount in cash
               equal to all accrued and unpaid dividends on such share of 7% Preferred Stock (other than previously declared dividends payable to a holder of record as of a prior date) to and including the day immediately prior to the Mandatory Conversion Date, whether or not earned or declared, out of funds legally available therefor.

               The "Common Equivalent Rate" shall initially be one share of Common Stock for each share of 7% Preferred
          Stock and shall be subject to adjustment as set forth in paragraphs (d) and (e) of this Section 3.

               If an amount equal to all accrued and unpaid dividends on the shares of 7% Preferred Stock described in clause (ii) above (the "Required Dividend Amount") is not deposited with a bank or trust company in accordance with Section 3(j)(2) on or prior to the Mandatory Conversion Date (the amount, if any, by which the Required Dividend Amount exceeds the amount so deposited in respect of the Required Dividend Amount being herein called the "Deposit Deficit"), the Corporation shall, out of funds legally available therefor, as promptly as practicable following the Mandatory Conversion Date, deposit cash with a bank or trust company in accordance with Section 3(j)(2) in an amount equal to the Deposit Deficit plus an amount equal to interest at the rate of 7% per annum, compounded quarterly, on the Deposit Deficit from time to time outstanding from and including the Mandatory Conversion Date to but not including the date the Deposit Deficit is reduced to zero; provided, that so long as a Deposit Deficit is outstanding, no class or series of stock thereafter issued by the Corporation shall rank senior to the claims of the holders of the shares of 7% Preferred Stock on the Mandatory Conversion Date with regard to the Required Dividend Amount and interest thereon as and to the extent provided in the first proviso of the penultimate sentence of Section 3(j)(2).

               (b) Right to Call for Redemption. Shares of 7% Preferred Stock are not redeemable by the Corporation before [the date one year prior to the Mandatory
          Conversion Date] (the "Initial Redemption Date").   At
          any time and from time to time on or after that date until and including the day immediately prior to the Mandatory Conversion Date, the Corporation shall have the right to call, in whole or in part, the outstanding shares of 7% Preferred Stock for redemption (subject to the notice provisions set forth in paragraph (j) of this
          Section 3). On the redemption date, the Corporation shall deliver to the holders thereof in exchange for each such share called for redemption the greater of:

                    (i) a number of fully paid and non-assessable shares of Common Stock determined by dividing the Call Price (as defined in clause (ii) of paragraph (i) of this Section 3) in effect on the redemption date by the Current Market Price (as defined in clause (v) of paragraph (d) of this
               Section 3) per share of Common Stock determined as of the second Trading Date (as defined in clause (v) of paragraph (i) of this Section 3) immediately preceding the Notice Date (as defined in clause (iv) of paragraph (i) of this Section 3); or

                    (ii) 0.8264 of a share of Common Stock (subject
               to adjustment in the same manner as the Optional
               Conversion Rate (as defined in paragraph (c) of this Section 3) is adjusted).

               If fewer than all the outstanding shares of 7% Preferred Stock are to be called for redemption, shares to be redeemed shall be selected by the Corporation from outstanding shares of 7% Preferred Stock by lot or pro rata (as nearly as may be practicable without creating fractional shares) or by any other method determined by the Board of Directors of the Corporation in its sole discretion to be equitable.

               (c) Optional Conversion. Shares of 7% Preferred Stock are convertible, at the option of the holders thereof ("Optional Conversion"), at any time or from time to time, before the Mandatory Conversion Date, unless previously redeemed, into shares of Common Stock at a rate of 0.8264 of a share of Common Stock for each share of 7% Preferred Stock (the "Optional Conversion Rate"), subject to adjustment as set forth in paragraphs (d) and
          (e) of this Section 3. The right of Optional Conversion of shares of 7% Preferred Stock called for redemption shall terminate immediately before the close of business on the day prior to any redemption date with respect to such shares.

               Optional Conversion of shares of 7% Preferred Stock may be effected by delivering certificates evidencing such shares of 7% Preferred Stock, together with written notice of conversion and, if required by the Corporation, a proper assignment of such certificates to the Corporation or in blank (and, if applicable as provided in the following paragraph, cash payment of an amount equal to the dividends attributable to the current quarterly dividend period payable on such shares), to the office of the transfer agent for the shares of 7% Preferred Stock or to any other office or agency maintained by the Corporation for that purpose and otherwise in accordance with Optional Conversion procedures established by the Corporation. Each Optional Conversion shall be deemed to have been effected immediately before the close of business on the date on which the foregoing requirements shall have been satisfied. The Optional Conversion shall be at the Optional Conversion Rate in effect at such time and on such date.

               Holders of shares of 7% Preferred Stock at the close of business on a record date for any payment of declared dividends shall be entitled to receive the dividend payable on such shares of 7% Preferred Stock on the corresponding dividend payment date notwithstanding the Optional Conversion of such shares of 7% Preferred Stock following such record date and on or prior to such dividend payment date. However, shares of 7% Preferred Stock surrendered for Optional Conversion after the close of business on a record date for any payment of declared dividends and before the opening of business on the next succeeding dividend payment date must be accompanied by payment in cash of an amount equal to the dividends attributable to the current quarterly dividend period payable on such shares on such next succeeding dividend payment date minus the dividends, if any, payable on such date on the number of shares of Common Stock issuable in connection with such Optional Conversion of such shares (unless such shares of 7% Preferred Stock are subject to redemption on a redemption date between such record date established for such dividend payment date and such dividend payment date). Except as provided above, upon any Optional Conversion of shares of 7% Preferred Stock, the Corporation shall make no payment of or allowance for unpaid dividends, whether or not in arrears, on such shares of 7% Preferred Stock as to which Optional Conversion has been effected or for previously declared dividends or distributions on the shares of Common Stock issued upon Optional Conversion.

               (d) Common Equivalent Rate and Optional Conversion Rate Adjustments. The Common Equivalent Rate and the Optional Conversion Rate are each subject to adjustment from time to time as provided below in this paragraph
          (d). All adjustments to the Common Equivalent Rate and the Optional Conversion Rate shall be calculated to the nearest 1/100th of a share of Common Stock (with 5/1000 of a share being rounded to the next lower 1/100 of a share).

                    (i)  If the Corporation shall either:

                         (1)  pay a dividend or make a distribution
                              with respect to Common Stock in
                              shares of Common Stock,

                         (2)  subdivide or split its outstanding
                              shares of Common Stock into a greater
                              number of shares,

                         (3)  combine its outstanding shares of
                              Common Stock into a smaller number of
                              shares, or

                         (4)  issue by reclassification of its
                              shares of Common Stock any shares of
                              common stock of the Corporation

               then, in any such event, the Common Equivalent Rate and the Optional Conversion Rate in effect immediately prior thereto shall each be adjusted so that the holder of a share of 7% Preferred Stock shall be entitled to receive, on the conversion of such share of 7% Preferred Stock, the number of shares of Common Stock of the Corporation which such holder would have owned or been entitled to receive after the happening of any of the events described above had such share of 7% Preferred Stock been converted at the Common Equivalent Rate (in the case of a Mandatory Conversion) or the Optional Conversion Rate (in the case of an Optional Conversion), as applicable, in effect immediately prior to the happening of such event or the record date therefor, whichever is earlier. Such adjustment shall become effective immediately after the close of business on the record date for determination of stockholders entitled to receive such dividend or distribution in the case of a dividend or distribution and shall become effective immediately after the effective time in case of a subdivision, split, combination or reclassification. Any shares of Common Stock issuable in payment of a dividend or distribution shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend or distribution for purposes of calculating the number of outstanding shares of Common Stock under clauses
               (ii) and (iii) below.

                    (ii) Subject to Section 3(d)(xi), if the
               Corporation shall issue rights (other than Rights) or warrants to all holders of its Common Stock entitling them (for a period not exceeding 45 days from the date of such issuance) to subscribe for or purchase shares of Common Stock at a price per share (taking into account the consideration received for the issuance of such right or warrant plus any consideration to be received upon the exercise thereof) less than the Current Market Price per share of the Common Stock on the record date for the determination of stockholders entitled to receive such rights or warrants, then in each case the Common Equivalent Rate and the Optional Conversion Rate shall each be adjusted by multiplying (I) the Common Equivalent Rate or the Optional Conversion Rate, as applicable, in effect immediately prior thereto by (II) a fraction, of which the numerator shall be (A) the number of shares of Common Stock outstanding on such record date, plus (B) the number of additional shares of Common Stock offered for subscription or purchase, and of which the denominator shall be (A) the number of shares of Common Stock outstanding on such record date, plus
               (B) the number of additional shares of Common Stock which the aggregate offering price of the total number of shares so offered for subscription or purchase would purchase at the Current Market Price per share of the Common Stock on such record date (determined by multiplying such total number of shares by the exercise price of such rights or warrants and dividing the product so obtained by such Current Market Price). Shares of Common Stock owned by or held for the account of the Corporation or another company of which a majority of the shares entitled to vote in the election of directors are held, directly or indirectly, by the Corporation shall not be deemed to be outstanding for purposes of such computation. Such adjustment shall be made successively whenever any such rights or warrants are issued and shall become effective immediately after the close of business on the record date for the determination of stockholders entitled to receive such rights or warrants. To the extent that any rights or warrants referred to in this clause
               (ii) expire unexercised, the Common Equivalent Rate and the Optional Conversion Rate shall each be readjusted to the Common Equivalent Rate and the Optional Conversion Rate, respectively, which would then be in effect had the adjustment made upon the issuance of such rights or warrants been made upon the basis of the issuance of only the number of rights or warrants actually exercised.

                    (iii)     If the Corporation shall pay a
               dividend or make a distribution to all holders of its Common Stock of evidences of its indebtedness or other assets (including shares of capital stock of the Corporation but excluding any Excluded Dividends (as defined in this clause (iii)) and excluding any distributions and dividends referred to in clause
               (i) above), or shall distribute to all holders of its Common Stock rights or warrants to subscribe for or purchase securities of the Corporation or any of its subsidiaries (other than those referred to in clause (ii) above), the Common Equivalent Rate and the Optional Conversion Rate shall each be adjusted by multiplying (I) the Common Equivalent Rate or the Optional Conversion Rate, as applicable, in effect immediately prior to the date of such dividend or distribution by (II) a fraction, of which the numerator shall be the Current Market Price per share of Common Stock on the date fixed for the payment of such distribution (the Reference Date ), and of which the denominator shall be such Current Market Price per share of Common Stock less the fair market value as of the Reference Date of the portion of the assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, applicable to one share of Common Stock. Such adjustment shall become effective immediately after the close of business on the record date for the determination of stockholders entitled to receive such dividend or distribution. "Excluded Dividends" shall mean (1) any dividend or distribution referred to in paragraphs (i)(1) or
               (i)(4) of this Section 3(d), (2) any dividend, distribution or issuance of rights or warrants referred to in paragraph (ii) of this Section 3(d) or of Rights, (3) any regular cash dividend on the Common Stock that does not exceed the per share amount of the immediately preceding regular cash dividend on the Common Stock (as adjusted to appropriately reflect any of the events referred to in paragraph (i) of this Section 3(d)), and (4) in the case of any other dividend or distribution (cash or otherwise), that portion thereof which, when combined with the per share fair market value of all other dividends and distributions paid by the Corporation on Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in paragraph (i) of this Section 3(d) and excluding dividends and distributions referred to in clauses
               (1) and (2) and dividends and distributions, or portions thereof, that resulted in an adjustment to the Common Equivalent Rate and the Optional Conversion Rate (or would have but for the application of Section 3(d)(vii), 3(d)(x) or 3(d)(xi)), does not exceed 15% of the Current Market Price per share of the Common Stock on the Trading Date immediately preceding the date of declaration of such dividend or distribution. The fair market value of any dividend or distribution not paid in cash shall be determined in good faith by the Board of Directors of the Corporation, whose determination shall be conclusive and described in a resolution of the Board of Directors of the Corporation. For purposes of this paragraph (iii), any dividend or distribution that includes shares of Common Stock or rights or warrants to subscribe for or purchase shares of Common Stock shall be deemed instead to be
               (1) a dividend or distribution of the evidences of indebtedness, shares of capital stock of the Corporation, cash or assets other than such shares of Common Stock or such rights or warrants (making any Common Equivalent Rate or Optional Conversion Rate adjustment required by this paragraph (iii)) immediately followed by (2) a dividend or distribution of such shares of Common Stock or such rights or warrants (making any further Common Equivalent Rate or Optional Conversion Rate adjustment required by paragraphs (i) or (ii) of this Section 3(d) and, in the case of rights or warrants, subject to the last sentence of such paragraph (ii)), except the Reference Date of such dividend or distribution as defined in this paragraph (iii) shall be substituted as "the record date for determination of stockholders entitled to receive such dividend or distribution," "the record date for determination of stockholders entitled to receive such rights or warrants", the record date for such dividend or distribution and "such record date within the meaning of paragraphs (i) and (ii) of this Section 3(d).

                    (iv) Anything in this Section 3 to the contrary
               notwithstanding, the Corporation shall be entitled to make such upward adjustments in the Common Equivalent Rate, the Optional Conversion Rate or the Call Price, in addition to those required by this
               Section 3, as the Corporation in its sole discretion shall determine to be advisable, in order that any stock dividends, subdivision or split of shares, distribution of rights to purchase stock or securities, or a distribution of securities convertible into or exchangeable for stock (or any transaction which could be treated as any of the foregoing transactions pursuant to Section 305 of the Internal Revenue Code of 1986, as amended) hereafter made by the Corporation to its stockholders shall not be taxable. If the Corporation determines that such an adjustment to the Common Equivalent Rate, the Optional Conversion Rate or the Call Price should be made, an adjustment shall be made effective as of such date as is determined by the Board of Directors of the Corporation. The Corporation from time to time may make such upward adjustments in the Common Equivalent Rate, the Optional Conversion Rate or the Call Price, in addition to those required by this
               Section 3, by any amount selected by the Corporation for any period of time if the period is at least 20 days and the Board of Directors of the Corporation shall have made a determination that such upward adjustment would be in the best interest of the Corporation. The determination of the Board of Directors of the Corporation as to whether an adjustment to the Common Equivalent Rate, the Optional Conversion Rate or the Call Price should be made pursuant to the foregoing provisions of this clause (iv), and if so, as to what adjustment should be made and when, shall be conclusive, final and binding on the Corporation and all stockholders of the Corporation.

                    (v)  As used in this Section 3, the Current
               Market Price per share of Common Stock on any date of determination shall be the lesser of (A) the average of the daily Closing Prices for the fifteen consecutive Trading Dates ending on and including the date of determination of the Current Market Price, or (B) the Closing Price for the date of determination of the Current Market Price; provided, however, that, for the purposes of calculating the Current Market Price in connection with any redemption of the 7% Preferred Stock, if any adjustment of the Common Equivalent Rate pursuant to paragraph (d) or paragraph (e) of this Section 3 is effective as of any date during the period beginning on the first day of such fifteen-day period and ending on the date on which shares of 7% Preferred Stock are to be redeemed, then the Current Market Price as determined pursuant to the foregoing will be adjusted to the extent appropriate to reflect such adjustment. If the Current Market Price is adjusted pursuant to the immediately preceding proviso as a result of the effectiveness of an adjustment of the Common Equivalent Rate but the event requiring an adjustment of the Common Equivalent Rate does not occur prior to the redemption of the 7% Preferred Stock, then the Corporation may in its sole discretion elect to defer the following until the occurrence of such event:

                         (1)  issuing to the holder of any shares
                    of 7% Preferred Stock surrendered for
                    redemption the additional shares of Common
                    Stock issuable upon such redemption over and above the shares of Common Stock issuable upon such redemption on the basis of the Current Market Price prior to adjustment; and

                         (2)  paying to such holder any amount in
                    cash in lieu of a fractional share of Common
                    Stock pursuant to paragraph (g) of this
                    Section 3.

                    (vi) Before taking any action that would cause
               an adjustment to the Common Equivalent Rate or the Optional Conversion Rate that would cause the Corporation to issue shares of Common Stock for consideration below the then par value (if any) of the Common Stock upon conversion or redemption of the 7% Preferred Stock, the Corporation shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of such Common Stock at such adjusted Common Equivalent Rate or Optional Conversion Rate.

                    (vii)     No adjustment in the Common
               Equivalent Rate or the Optional Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least 1% in such rate; provided, however, that any adjustments which by reason of this clause (vii) are not required to be (and are not) made shall be carried forward and taken into account in any subsequent adjustment.

                    (viii)    In any case in which this Section
               3(d) shall require that an adjustment in the Common Equivalent Rate or the Optional Conversion Rate as a result of any event become effective after the close of business on a record date, and the date of a conversion pursuant to paragraph (a) or (c) of this Section 3 occurs after such record date but before the occurrence of such event, the Corporation may in its sole discretion elect to defer the following until the occurrence of such event:

                         (1)  issuing to the holder of any shares
                    of 7% Preferred Stock surrendered for
                    conversion the additional shares of Common
                    Stock issuable upon such conversion over and above the shares of Common Stock issuable upon such conversion on the basis of the Common Equivalent Rate or the Optional Conversion Rate, as applicable, prior to adjustment; and

                         (2)  paying to such holder any amount in
                    cash in lieu of a fractional share of Common
                    Stock pursuant to paragraph (g) of this
                    Section 3.

                    (ix) Before redeeming any shares of 7%
               Preferred Stock, the Corporation shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock upon such redemption.

                    (x) Notwithstanding the foregoing provisions of this Section 3(d), no adjustment of the Common Equivalent Rate or Optional Conversion Rate shall be required to be made upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in shares of Common Stock under any such plan, or the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any present or future employee, officer, director, consultant or agent benefit plan or program or agreement of the Corporation or a subsidiary of the Corporation or pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the 7% Preferred Stock was first designated pursuant to this Statement of Resolution Establishing a Series of Shares.

                    (xi) Notwithstanding any other provision of
               this Section 3(d), the issuance or distribution of Rights shall not be deemed to constitute an issuance or a distribution or dividend of rights, warrants, or other securities to which any of the adjustment provisions described above applies.

                    (xii)     In case the Corporation shall, by
               dividend or otherwise, declare or make a distribution on its Common Stock referred to in
               Section 3(d)(iii) (including, without limitation, dividends or distributions referred to in the last sentence of Section 3(d)(iii) but excluding the Excluded Dividends), the holder of each share of 7% Preferred Stock, upon the conversion thereof subsequent to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution and prior to the effectiveness of the Optional Conversion Rate adjustment in respect of such distribution, shall also be entitled to receive for each share of Common Stock into which such share of 7% Preferred Stock is converted, the portion of the shares of Common Stock, rights, warrants, evidences of indebtedness, shares of capital stock, cash and assets so distributed applicable to one share of Common Stock; provided, however, that, at the election of the Corporation (whose election shall be evidenced by a resolution of the Board of Directors of the Corporation or a committee thereof) with respect to all holders so converting, the Corporation may, in lieu of distributing to such holders any portion of such distribution not consisting of cash or securities of the Corporation, pay such holders an amount in cash equal to the fair market value thereof (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors of the Corporation or a committee thereof). If any conversion of a share of 7% Preferred Stock described in the immediately preceding sentence occurs prior to the payment date for a distribution to holders of Common Stock which the holder of the share of 7% Preferred Stock so converted is entitled to receive in accordance with the immediately preceding sentence, the Corporation may elect (such election to be evidenced by a resolution of the Board of Directors of the Corporation or a committee thereof) to distribute to such holder a due bill for the shares of Common Stock, rights, warrants, evidences of indebtedness, shares of capital stock, cash or assets to which such holder is so entitled, provided that such due bill (y) meets any applicable requirements of the principal national securities exchange or other market on which the Common Stock is then traded, and
               (z) requires payment or delivery of such shares of Common Stock, rights, warrants, evidences of indebtedness, shares of capital stock, cash or assets no later than the date of payment or delivery thereof to holders of shares of Common Stock receiving such distribution.

                    (xiii) There shall be no adjustment of the Common Equivalent Rate or Optional Conversion Rate in case of the issuance of any capital stock (or securities convertible into or exchangeable for capital stock) of the Corporation or any other distribution or event except as specifically described in this Section 3. If any action would require adjustment of the Common Equivalent Rate and the Conversion Rate pursuant to more than one of the provisions of this Section 3, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value to the holders of the 7% Preferred Stock.

               (e) Adjustment for Certain Mergers and Other Transactions. In case of any consolidation or merger to which the Corporation is a party (other than a consolidation or merger in which the Corporation is the surviving or continuing corporation and in which the shares of Common Stock outstanding immediately before the merger or consolidation remain unchanged), or in the case of any sale or transfer to another corporation of the property of the Corporation as an entirety or substantially as an entirety, or in the case of a statutory exchange of securities with another corporation (other than in connection with a merger or acquisition), each share of 7% Preferred Stock shall, after consummation of such transaction, be subject to (i) conversion at the option of the holder into the kind and amount of securities, cash, or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such share of 7% Preferred Stock might have been converted immediately before consummation of such transaction, (ii) conversion on the Mandatory Conversion Date into the kind and amount of securities, cash, or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such share of 7% Preferred Stock would have been converted if the conversion on the Mandatory Conversion Date had occurred immediately before the date of consummation of such transaction, plus the right to receive cash in an amount equal to all accrued and unpaid dividends on such share of 7% Preferred Stock (other than previously declared dividends payable to a holder of record as of a prior date), and (iii) redemption on any redemption date on or after the Initial Redemption Date in exchange for the kind and amount of securities, cash, or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock that would have been issuable at the Call Price in effect on such redemption date upon a redemption of such share of 7% Preferred Stock immediately before consummation of such transaction, assuming that, if the Notice Date for such redemption is not before such transaction, the Notice Date had been the date of such transaction; and assuming in each case that such holder of shares of Common Stock failed to exercise rights of election, if any, as to the kind or amount of securities, cash, or other property receivable upon consummation of such transaction (provided that, if the kind or amount of securities, cash, or other property receivable upon consummation of such transaction is not the same for each non-electing share, then the kind and amount of securities, cash, or other property receivable upon consummation of such transaction for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). The kind and amount of securities into or for which the shares of 7% Preferred Stock shall be convertible or redeemable after consummation of such transaction shall be subject to adjustment as described in Section 3(d) following the date of consummation of such transaction. The Corporation may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

               (f)  Notice of Adjustments, Etc.  Whenever the
          Common Equivalent Rate and the Optional Conversion Rate are adjusted as herein provided, the Corporation shall:

                    (i)  forthwith compute the adjusted Common
               Equivalent Rate and the adjusted Optional Conversion Rate in accordance with this Section 3 and prepare a certificate signed by the Chief Executive Officer, the Chairman, the President, any Vice President or the Treasurer of the Corporation setting forth the adjusted Common Equivalent Rate and the adjusted Optional Conversion Rate, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based and file such certificate forthwith with the transfer agent or agents for the 7% Preferred Stock and the Common Stock;

                    (ii) make a prompt public announcement stating
               that the Common Equivalent Rate and the Optional Conversion Rate have been adjusted and setting forth the adjusted Common Equivalent Rate and the adjusted Optional Conversion Rate; and

                    (iii) mail a notice stating that the Common Equivalent Rate and the Optional Conversion Rate have been adjusted, the facts requiring such adjustment and upon which such adjustment is based and setting forth the adjusted Common Equivalent Rate and the adjusted Optional Conversion Rate to the holders of record of the outstanding shares of 7% Preferred Stock at or prior to the time the Corporation mails an interim statement to its stockholders covering the quarter-yearly period during which the facts requiring such adjustment occurred, but in any event within 45 days of the end of such quarter-yearly period.

               In case, at any time while any of the shares of 7%
          Preferred Stock are outstanding,

                    (i)  the Corporation shall declare a dividend
               (or any other distribution) on its Common Stock, other than Excluded Dividends; or

                    (ii) the Corporation shall authorize the
               issuance to all holders of its Common Stock of rights or warrants to subscribe for or purchase shares of its Common Stock or of any other subscription rights or warrants; or

                    (iii) the Corporation shall authorize any reclassification of its Common Stock (other than a subdivision or combination thereof) or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required (except for a merger of the Corporation into one of its subsidiaries solely for the purpose of changing the corporate domicile of the Corporation to another state of the United States and in connection with which there is no substantive change in the rights or privileges of any securities of the Corporation other than changes resulting from differences in the corporate statutes of the state the Corporation was then domiciled in and the new state of domicile), or the sale or transfer of all or substantially all of the assets of the Corporation;

          then the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the shares of 7% Preferred Stock, and shall cause to be mailed to the holders of record of the outstanding shares of 7% Preferred Stock, at least 10 days (or such shorter period, if any, as may be practicable in the case of an action described in clause (iii)) before the date hereinafter specified in clause (A) or (B) below (or the earlier of the dates hereinafter specified, in the event that more than one date is specified), a notice stating
          (A) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (B) the date on which any such reclassification, consolidation, merger, sale or transfer is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property (including cash), if any, deliverable upon such reclassification, consolidation, merger, sale or transfer. The failure to give or receive the notice required by the preceding sentence or any defect therein shall not affect the legality or validity of any such dividend, distribution, right or warrant or other action.

               (g) No Fractional Shares. No fractional shares of Common Stock shall be issued upon redemption or conversion of any shares of the 7% Preferred Stock. In lieu of any fractional share otherwise issuable in respect of the aggregate number of shares of the 7% Preferred Stock of any holder that are redeemed or converted on any redemption date or upon Mandatory Conversion or Optional Conversion, such holder shall be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the (i) Current Market Price of the Common Stock (determined as of the second Trading Date immediately preceding the Notice Date) in the case of redemption, or (ii) Closing Price of the Common Stock determined (A) as of the fifth Trading Date immediately preceding the Mandatory Conversion Date, in the case of Mandatory Conversion, or
          (B) as of the second Trading Date immediately preceding the effective date of conversion, in the case of an Optional Conversion by a holder. If more than one share of 7% Preferred Stock shall be surrendered for conversion or redemption at one time by or for the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the 7% Preferred Stock so surrendered or redeemed.

               (h) Cancellation. All shares of 7% Preferred Stock which shall have been issued and reacquired in any manner by the Corporation (including shares redeemed, shares purchased and retired and shares converted into shares of Common Stock or exchanged for shares of any other class of stock) shall be retired and canceled and the Board of Directors shall cause to be taken all action necessary to restore such shares to the status of authorized but unissued shares of Preferred Stock without designation as to series or class, and such shares may thereafter be issued, but not as shares of 7% Preferred Stock.

               (i)  Definitions.  As used herein,

                    (i) the term "business day" shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close or a day which is or is declared a national or New York holiday;

                    (ii) The "Call Price" of each share of 7%
               Preferred Stock shall be the sum of (x) $[101.75% of the liquidation preference] on and after the Initial Redemption Date, to and including [the date immediately preceding the next Preferred Dividend Payment Date], 2000; $[101.17% of the liquidation preference] on and after [the next Preferred Dividend Payment Date], 2000, to and including [the date immediately preceding the next Preferred Dividend Payment Date], 2000; $[100.58% of the liquidation preference] on and after [the next Preferred Dividend Payment Date], 2000, to and including [the date immediately preceding the next Preferred Dividend Payment Date], 2000; and $[100% of the liquidation preference] on and after [the next Preferred Dividend Payment Date], 2000, to and including [the date immediately preceding the Mandatory Conversion Date]; and (y) all accrued and unpaid dividends thereon to but not including the date fixed for redemption (other than previously declared dividends payable to a holder of record as of a prior date);

                    (iii) the term "Closing Price" on any day shall mean the closing sales price regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked quotations regular way, in each case on the New York Stock Exchange, or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if not listed or admitted to trading on any national securities exchange, the average of the high bid and low asked quotations of the Common Stock in the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similarly generally accepted reporting service, or, if no such quotations are available, the fair market value of the Common Stock as determined by any New York Stock Exchange member firm selected from time to time by the Board of Directors of the Corporation for that purpose;

                    (iv) the term "Notice Date" with respect to any
               notice given by the Corporation in connection with a redemption of shares of 7% Preferred Stock shall be the date on which first occurs either the public announcement of such redemption or the commencement of the mailing of such notice to the holders of the shares of 7% Preferred Stock in accordance with paragraph (j) of this Section 3;

                    (v) the term "Trading Date" shall mean a date on which the New York Stock Exchange (or any successor to such Exchange) is open for the transaction of business.

               (j)  Procedures Regarding Redemption or Mandatory
          Conversion.

                    (1) The Corporation will provide notice of any redemption of shares of 7% Preferred Stock to holders of record of the 7% Preferred Stock to be redeemed not less than 15 nor more than 60 days prior to the date fixed for such redemption. Such notice shall be provided by mailing notice of such redemption first class postage prepaid, to each holder of record of the shares of 7% Preferred Stock to be redeemed at such holder's address as it appears on the stock register of the Corporation; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the proceeding for the redemption of any shares of 7% Preferred Stock to be redeemed except as to the holder to which the Corporation has failed to give said notice of redemption or except as to the holder whose notice of redemption was defective. A public announcement of any call for redemption shall be made by the Corporation before, or at the time of, the mailing of such notice of redemption. Each such mailed notice shall state, as appropriate, the following:

                    (i)  the redemption date;

                    (ii) the number of shares of 7% Preferred Stock
               to be redeemed and, if less than all the shares held by any holder are to be redeemed, the number of such shares to be redeemed;

                    (iii) the Call Price, the number of shares
               of Common Stock per share of 7% Preferred Stock deliverable upon redemption and the Current Market Price used to calculate such number of shares of Common Stock;

                    (iv) the place or places where certificates for
               such shares are to be surrendered for redemption;
               and

                    (v)  that dividends on shares of 7% Preferred
               Stock to be redeemed will cease to accrue on the day immediately prior to the redemption date (except as otherwise provided herein).

                    (2)  The Corporation's obligation to deliver
               shares of Common Stock and cash, if any, in accordance with paragraphs (a) and (b) of this
               Section 3 shall be deemed fulfilled if, on or before a redemption date or the Mandatory Conversion Date, the Corporation shall deposit, with a bank or trust company having an office or agency and doing business in the Borough of Manhattan in New York City and having a capital and surplus of at least $50,000,000, such shares of Common Stock and cash, if any, as are required to be delivered by the Corporation pursuant to this Section 3 upon the occurrence of the related redemption or Mandatory Conversion, in trust for the account of the holders of the shares to be redeemed or converted (and so as to be and continue to be available therefor), with irrevocable instructions and authority to such bank or trust company that such shares and funds be delivered upon redemption or conversion of the shares of 7% Preferred Stock so called for redemption or subject to conversion. Any shares of Common Stock and cash, if any, so deposited and unclaimed by the holders of shares of 7% Preferred Stock at the end of two years after such redemption or conversion date (together with any interest thereon not theretofore paid to the Corporation which shall be allowed by the bank or trust company with which such deposit was made) shall be paid by such bank or trust company to the Corporation (or its successor), after which the holder or holders of such shares of 7% Preferred Stock so redeemed or converted shall look only to the Corporation (or its successor) for delivery of such shares of Common Stock and cash, if any. Each holder of shares of 7% Preferred Stock to be redeemed or converted shall surrender the certificates evidencing such shares to the Corporation at the place designated in the notice of such redemption (or, in the case of a conversion pursuant to paragraph (a) of this
               Section 3, the principal executive offices of the Corporation or at such other place as may be designated by the Corporation (or its successor) in a written notice mailed to the holders of record of the 7% Preferred Stock) and shall thereupon be entitled to receive certificates evidencing shares of Common Stock and cash, if any, payable pursuant to paragraph (a) or (b), as the case may be, of this
               Section 3, following such surrender and following the date of such redemption or conversion. In case fewer than all the shares represented by any such surrendered certificates are called for redemption, a new certificate shall be issued at the expense of the Corporation representing the unredeemed shares. If (A) shares of 7% Preferred Stock are called for redemption and, on the date fixed for redemption, shares of Common Stock necessary for the redemption shall have been deposited with a bank or trust company as provided above or (B) shares of 7% Preferred Stock have been converted pursuant to paragraph (a) of this Section 3, then, notwithstanding that the certificates evidencing any shares of 7% Preferred Stock so called for redemption or converted shall not have been surrendered, the shares represented thereby so called for redemption or converted shall be deemed no longer outstanding and all rights with respect to the shares so called for redemption or converted shall forthwith cease and terminate, except for the right of the holders to receive the shares of Common Stock and cash, if any, payable pursuant to this
               Section 3, without interest upon surrender of their certificates therefor; provided, that if any cash payable upon the surrender of certificates evidencing shares of 7% Preferred Stock that have been converted pursuant to paragraph (a) of this
               Section 3 is not paid when due, the obligation to pay such cash shall bear interest at the rate of 7% per annum, compounded quarterly; and provided further that holders of shares of 7% Preferred Stock at the close of business on a record date for any payment of dividends on shares of 7% Preferred Stock shall be entitled to receive the dividends payable on such shares on the corresponding dividend payment date notwithstanding the redemption or conversion of such shares following such record date and on or before such corresponding dividend payment date. Holders of shares of 7% Preferred Stock that are redeemed or converted in a Mandatory Conversion shall not be entitled to receive dividends declared and paid on shares of Common Stock issuable on such redemption or Mandatory Conversion, and such shares of Common Stock shall not be entitled to vote, until such shares of Common Stock are issued upon the surrender of the certificates representing such shares of 7% Preferred Stock and upon such surrender such holders shall be entitled to receive such dividends declared and paid on such shares of Common Stock subsequent to the redemption date or Mandatory Conversion Date, as applicable.

               (k)  Reservation of Shares and Rights.  The
          Corporation shall at all times reserve and keep available, free from preemptive rights, out of authorized but unissued shares of Common Stock, the maximum number of shares of Common Stock into which all shares of 7% Preferred Stock from time to time outstanding are convertible pursuant to paragraph (a) or (c) of this
          Section 3, but shares of Common Stock held in treasury of the Corporation may, in its discretion, be delivered upon any conversion of shares of 7% Preferred Stock. Whenever the Corporation shall issue shares of Common Stock upon conversion of 7% Preferred Stock, the Corporation shall issue, together with each such share of Common Stock, one right to purchase Series A Junior Participating Preferred Stock of the Corporation (or other securities in lieu thereof) pursuant to the Rights Agreement, dated as of July 27, 1989, between the Corporation and First Chicago Trust Company of New York, as amended, or any similar rights issued to holders of Common Stock in addition thereto or in replacement therefor (such rights, together with any additional or replacement rights, being collectively referred to as the "Rights"), whether or not such Rights shall be exercisable at such time, but only if such Rights are issued and outstanding and held by other holders of Common Stock (or are evidenced by outstanding share certificates representing Common Stock) at such time and have not expired or been redeemed.

               (l) Timing. The holders of shares of 7% Preferred Stock at the close of business on a record date for the payment of dividends shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption or conversion thereof subsequent to such record date and on or before such corresponding dividend payment date.

               (m) Partial Redemption. In no event shall the Corporation redeem less than all the outstanding shares of 7% Preferred Stock pursuant to paragraph (b) of this
          Section 3 unless full cumulative dividends shall have been paid or declared and set apart for payment upon all outstanding shares of 7% Preferred Stock for all past dividend periods.

               (n) Taxes. The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on the redemption or conversion of shares of 7% Preferred Stock pursuant to this Section 3; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any registration of transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the registered holder of the shares of 7% Preferred Stock redeemed or converted or to be redeemed or converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

               (o) Listing. The Corporation shall endeavor to list the shares of Common Stock required to be delivered upon redemption or conversion of the shares of 7% Preferred Stock, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Common Stock is listed at the time of such delivery.

               (p) Multiple Shares Surrendered. If more than one share shall be surrendered for redemption or conversion at one time by the same holder, the number of full shares of Common Stock issuable upon such redemption or conversion thereof shall be computed on the basis of the aggregate number of shares of 7% Preferred Stock so surrendered.

               (q) Compliance with Laws. Prior to the delivery of any securities which the Corporation shall be obligated to deliver upon redemption or conversion of the 7% Preferred Stock, the Corporation shall endeavor to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to delivery thereof by, any governmental authority.

               (r) Survival of Certain Provisions. So long as a Deposit Deficit is outstanding, the provisions contained in Sections 3(a) and 3(j)(2) hereof regarding a Deposit Deficit shall continue in full force and effect and shall not thereafter be amended, notwithstanding that no shares of 7% Preferred Stock remain outstanding.

               SECTION 4.  VOTING RIGHTS.

               (a) Except as otherwise provided by paragraph (b) or (c) of this Section 4 or as required by law, the holders of shares of 7% Preferred Stock shall have 4/5 of a vote in respect of each share of 7% Preferred Stock held as to all matters voted upon by the stockholders of the Corporation and shall vote together with the holders of the Common Stock and together with the holders of any other classes or series of stock who are entitled to vote in such manner and not as a separate class.

               (b) In the event that full cumulative dividends on the 7% Preferred Stock are not paid for six consecutive quarterly dividend periods, the number of directors of the Corporation constituting the entire Board of Directors shall be increased by two persons and the holders of shares of the 7% Preferred Stock, voting separately as a class together with the holders of shares of all other series of capital stock of the Corporation ranking pari passu with the 7% Preferred Stock as to the payment of dividends and having the then present right to elect one or more directors as a result of a dividend arrearage but not then entitled to other separate voting rights to elect one or more directors in the event of such an arrearage (herein referred to as "Class Voting Stock"), shall have the right to elect such directors to fill such positions at any regular meeting of shareholders or special meeting held in place thereof, or at a special meeting of the holders of the 7% Preferred Stock and such other Class Voting Stock called as provided in paragraph (c) below. Whenever all arrearages of dividends on the 7% Preferred Stock then outstanding shall have been paid or declared and irrevocably set apart for payment, then the right of the holders of shares of the 7% Preferred Stock (and, subject to the terms of such other Class Voting Stock, such other Class Voting Stock) to elect such additional two directors shall cease (but subject always to the same provisions for the vesting of such voting rights in the case of any similar future arrearages in dividends), and the terms of office of all persons previously elected as directors by the holders of shares of the 7% Preferred Stock and such other Class Voting Stock shall forthwith terminate and the number of the Board of Directors shall be reduced accordingly.

               (c) At any time after the voting power referred to in paragraph (b) above, shall have been so vested in the holders of shares of the 7% Preferred Stock, the Secretary of the Corporation may, and upon the written request of any holder or the holders of at least 10% of the number of shares of 7% Preferred Stock then outstanding (addressed to the Secretary at the principal executive office of the Corporation) shall, call a special meeting of the holders of shares of the 7% Preferred Stock and all other Class Voting Stock for the election of the two directors to be elected by them; provided that the Secretary shall not be required to call such special meeting if the request for such meeting is received less than 45 calendar days before the date fixed for the next ensuing annual meeting of shareholders.
          Such call shall be made by notice similar to that provided in the by-laws of the Corporation for a special meeting of the shareholders or as required by law. Subject to the foregoing provisions, if any such special meeting required to be called as above provided shall not be called by the Secretary within 20 calendar days after receipt of an appropriate request, then any holder of shares of 7% Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books and records of the Corporation. Except as otherwise provided by law, at any such meeting, the holders of a majority of the number of shares of 7% Preferred Stock and such other Class Voting Stock then outstanding shall constitute a quorum for the purpose of electing directors as contemplated in paragraph (b) above. If at any such meeting or adjournment thereof a quorum of such holders of 7% Preferred Stock and such other Class Voting Stock shall not be present, no election of directors by the 7% Preferred Stock and such other Class Voting Stock shall take place, and any such meeting may be adjourned from time to time for periods not exceeding 30 calendar days until a quorum of the 7% Preferred Stock and the Class Voting Stock is present at such adjourned meeting.
          Unless otherwise provided by law, directors to be elected by the holders of shares of 7% Preferred Stock and such other Class Voting Stock shall be elected by a plurality of the votes cast by such holders at a meeting at which a quorum is present. Notwithstanding the foregoing, the absence of a quorum of the 7% Preferred Stock and such other Class Voting Stock shall not prevent the voting of, including the election of, directors by the holders of Common Stock and other classes of capital stock at such meeting.

               (d) Any director who shall have been elected by holders of shares of 7% Preferred Stock (or by the holders of shares of 7% Preferred Stock, voting separately as a class together with the holders of one or more other series of Class Voting Stock), or any director so elected as provided below, may be removed at any time during a class voting period, either for or without cause, by, and only by, the affirmative vote of the holders of a majority of the number of shares of 7% Preferred Stock then outstanding, voting separately as a class together with the holders of all other series of Class Voting Stock then outstanding, if any, given at a special meeting of such shareholders called for the purpose, and any vacancy thereby created may be filled during such class voting period only by the holders of shares of 7% Preferred Stock and the other series, if any, of Class Voting Stock. In case any vacancy (other than as provided in the preceding sentence) shall occur among the directors elected by the holders of shares of the Series A Preferred Stock (and such other Class Voting Stock), a successor shall be elected by the Board of Directors to serve until the next annual meeting of the shareholders or special meeting held in place thereof upon the nomination of the then remaining director elected by the holders of the 7% Preferred Stock (and such other Class Voting Stock) or the successor of such remaining director.

               (e) So long as any shares of 7% Preferred Stock remain outstanding, the consent of the holders of at least a majority of all such shares voting on such matter (voting separately as a class) given in person or by proxy, at any special or annual meeting called for such purpose, or by written consent as permitted by law and the Restated Articles of Incorporation and By-laws, shall be necessary to permit, effect or validate any one or more of the following:

                    (i)  The amendment, alteration or repeal,
               whether by merger, consolidation or otherwise, of any of the provisions of the Restated Articles of Incorporation or of the resolutions contained herein which would materially and adversely affect any right, preference, privilege or voting power of the 7% Preferred Stock or of the holders thereof, provided, however, that any such amendment, alteration or repeal that would authorize, create or issue any additional shares of stock (whether or not already authorized) ranking on a parity with or junior to the 7% Preferred Stock as to dividends or as to the distribution of assets upon Liquidation, shall be deemed not to materially and adversely affect such rights, preferences, privileges or voting power.

                    (ii) The issuance of shares of any class or
               series of stock, or any security convertible at the option of the holder thereof into shares of any class or series of stock, ranking senior to the 7% Preferred Stock as to dividends or as to the distribution of assets upon Liquidation.

                    (iii)     The consummation of a merger or
               consolidation of the Corporation with any other corporation, unless each holder of shares of 7% Preferred Stock immediately preceding such merger or consolidation shall receive or continue to hold in the surviving corporation the same number of shares, with substantially the same rights and preferences (except as contemplated by Section 3(e)), as correspond to the shares of 7% Preferred Stock so held.

               The foregoing voting provisions set forth in this paragraph (e) shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, (1) all outstanding shares of 7% Preferred Stock shall have been redeemed or converted pursuant to paragraph (a), (b) or
          (c) of Section 3 or (2) (y) all outstanding shares of 7% Preferred Stock are scheduled to be redeemed or converted pursuant to paragraph (a) or (b) of Section 3 within two months, and (z) sufficient shares of the Common Stock and cash, if any, necessary for such redemption or conversion shall have been deposited with a bank or trust company in accordance with Section 3(j)(2).

               SECTION 5.  LIQUIDATION RIGHTS.

               (a) Subject to the rights of holders of Series A Stock and holders of any class or series of stock which the Corporation may in the future issue which ranks senior to, or on a parity with, the 7% Preferred Stock in respect of a distribution of assets upon the liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary (such event, a "Liquidation"), the holders of shares of 7% Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, whether from capital, surplus or earnings, before any distribution or payment is made to holders of Common Stock of the Corporation or on any other class or series of stock of the Corporation ranking junior as to assets distributable upon Liquidation to the shares of 7% Preferred Stock, liquidating distributions in the amount of $_____ per share [the Average Closing Price as defined in the Agreement and Plan of Merger], plus an amount equal to all dividends accrued and unpaid thereon, whether or not earned or declared (including dividends accumulated and unpaid), to the date of Liquidation; but such holders shall not be entitled to any further payment. If, upon any Liquidation, the assets of the Corporation or proceeds thereof distributable among the holders of the shares of 7% Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other class or series of stock ranking on a parity with the 7% Preferred Stock in respect of a distribution of assets upon Liquidation, then such assets or proceeds thereof shall be distributed among the holders of shares of 7% Preferred Stock and any such other stock ratably in accordance with the respective amounts which would be payable on such shares of 7% Preferred Stock and any such other stock if all amounts payable thereon were paid in full. For the purposes hereof, neither the consolidation or merger of the Corporation with one or more corporations nor the sale, lease or transfer by the Corporation of all or any part of its assets shall be deemed a Liquidation.

               (b) Subject to the rights of holders of shares of any class or series of stock ranking on a parity with or senior to the 7% Preferred Stock in respect of the distribution of assets upon Liquidation, and after payment shall have been made in full to the holders of 7% Preferred Stock, as provided in this Section 5, but not prior thereto, any other class or series of stock ranking junior to the 7% Preferred Stock in respect of the distribution of assets upon Liquidation shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the 7% Preferred Stock shall not be entitled to share therein.

               (c) Written notice of any Liquidation, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 15 days (to the extent practicable) prior to any payment date stated therein, to the holders of record of the 7% Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation or any transfer agent for the 7% Preferred Stock.

               SECTION 6.  RECORD HOLDERS.

               The Corporation and the transfer agent for the 7% Preferred Stock may deem and treat the record holder of any share of 7% Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

               IN WITNESS WHEREOF, this Statement of Resolution Establishing a Series of shares has been made under the hand of the undersigned, the ____________________ of the Corporation, this _____ day of ______________, 199__.

                                        AMERICAN GENERAL CORPORATION

                                        By:----------------------------
                                           Name:
                                           Title:

                                                          Exhibit B

          Independent Insurance Group, Inc.
          One Independent Drive
          Jacksonville, Florida  32276

          American General Corporation
          2929 Allen Parkway
          Houston, Texas  77019

          Dear Sirs:

                    Reference is made to that certain Agreement and Plan of Merger by and among American General Corporation ("Purchaser"), AGC Life Insurance Company and Independent Insurance Group, Inc. (the "Company") dated as of October 19, 1995 (the "Agreement"). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

                    The undersigned represents, warrants and agrees, as of the date hereof and as of the Closing Date as follows:

               A. I have no plan, intention, or arrangement to dispose of any of the Purchaser Stock that I receive in the Merger.

               B.   I will not dispose of any of the Purchaser
                    Stock that I receive in the Merger within two years of the Effective Time unless, prior to such disposition, I deliver to Purchaser an opinion of counsel reasonably satisfactory to Purchaser that such disposition will not violate the continuity of shareholder interest requirement set forth in Treasury Regulation
                    SECTION 1.368-1 with respect to the Merger. For this purpose, a disposition by gift, bequest, or similar means will not be treated as a disposition.

               C. I will provide written notice to Purchaser, not less than 30 days prior to the intended date of disposition, specifying the number of shares of Purchaser Stock that I propose to dispose.

                    The undersigned acknowledges that this letter will be relied upon by Skadden, Arps, Slate, Meagher & Flom and Vinson & Elkins L.L.P. in rendering their opinions as to certain federal income tax consequences of the Merger and that the receipt of this letter by Purchaser has been a condition to Purchaser executing and delivering the Agreement.

                                             Very truly yours,

                                             ___________________



                                                       Schedule 4.3(b)

                     Purchaser Significant Subsidiaries

          The Variable Annuity Life Insurance Company
          American General Finance, Inc.
          American General Finance Corporation
          American General Life and Accident Insurance Company
          American General Life Insurance Company
          AGC Life Insurance Company
          The Franklin Life Insurance Company
          American Franklin Company


                                                       Schedule 4.3(c)

                      Purchaser Insurance Subsidiaries

          The Variable Annuity Life Insurance Company
          American General Life and Accident Insurance Company
          American General Life Insurance Company
          AGC Life Insurance Company
          The Franklin Life Insurance Company